***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTIONS 200.80(B)(4) AND 230.406.

Exhibit 10.1

LICENSE AGREEMENT

by and between

ORTHOVITA, INC.

and

ANGIOTECH PHARMACEUTICALS (US), INC.

dated

March 20, 2006

(Effective January 1, 2006)

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

CONFIDENTIAL EXECUTION COPY

-i-

(continued)

CONFIDENTIAL EXECUTION COPY

-ii-

(continued)

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

-iii-

(continued)

CONFIDENTIAL EXECUTION COPY

-iv-

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is executed as of March 20, 2006 by and between Orthovita, Inc., a Pennsylvania corporation with principal offices at 45 Great Valley Parkway, Malvern, Pennsylvania 19355 (“Orthovita”), and Angiotech Pharmaceuticals (US), Inc., a Delaware corporation with principal offices at 101 W. North Bend Way, Suite 201, PO Box 2840, North Bend, WA 98045 (“Angiotech”).

W I T N E S S E T H :

WHEREAS, Angiotech is engaged in the business of developing, manufacturing, selling and distributing certain biopharmaceutical and biosurgical products;

WHEREAS, Angiotech (through its former subsidiary, Angiotech BioMaterials Corp., under its former name, Cohesion Technologies, Inc.) and Orthovita previously executed an Exclusive Sales Distribution Agreement dated July 1, 2004, as amended by Amendment No.1 dated September 30, 2005 (the “Distribution Agreement”), to establish Orthovita as distributor of CoStasis® products in the United States (with options for the European Union and the rest of the world);

WHEREAS, Orthovita now desires to be Angiotech’s licensee for Products in the Territory (as each term is defined in Article 1 hereof), and desires to assume responsibilities for manufacturing Products for sale within the Territory; and

WHEREAS, Angiotech desires to grant such license to Orthovita, and to transfer CoStasis Product manufacturing responsibilities to Orthovita.

NOW, THEREFORE, the Parties hereto, in consideration of the premises and mutual covenants and undertakings herein contained, agree as follows:

Article 1.

Definitions

As used in this Agreement, the following terms shall have the meanings specified in this Article 1:

1.1 “AAA” is defined in Section 21.1.

1.2 “Accessory(ies)” means both the Existing Accessories and the New Accessories, collectively.

1.3 “Acquiring Party” is defined in Section 11.5.

1.4 “Act” means the United States Food, Drug and Cosmetic Act of 1938, as it has been amended prior to the Effective Date and may be amended thereafter during the Term.

1.5 “Action” is defined in Section 10.3(c)(i).

CONFIDENTIAL EXECUTION COPY

1.6 “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a Product and which may or may not have a causal relationship with such treatment. An Adverse Event includes any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of a Product, whether or not related to the Product.

1.7 “Affiliate” of a Party means any entity (a) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, that Party, but only for so long as the relationship exists; or (b) wherein more than fifty percent (50%) of the voting capital stock (or such lesser maximum percentage permitted by applicable law) is beneficially owned or held by that Party or any of such Party’s subsidiaries or parents.

1.8 “Agent(s)” means an Affiliate(s), a permitted sublicensee(s) or a distributor(s) of Orthovita or Angiotech (as applicable).

1.9 “Agreement” is defined in the introductory paragraph.

1.10 “Angiotech” is defined in the introductory paragraph.

1.11 “Angiotech-Branded CoStasis Product(s)” means a CoStasis Product(s) for use and exploitation in the Non-Orthopedic Hemostat Field that is distributed, promoted, marketed and/or sold by or on behalf of Angiotech and/or its Affiliates under one or more Angiotech Trademarks selected by Angiotech; provided that if Orthovita loses its exclusive (or co-exclusive, as applicable) rights with respect to CoStasis Products in the Orthopedic Hemostat Field pursuant to Sections 7.5, 11.5 or 11.6, then the term “Angiotech-Branded CoStasis Product(s)” shall also include use and exploitation in the Orthopedic Hemostat Field.

1.12 “Angiotech Improvement” is defined in Section 2.3(b)(i).

1.13 “Angiotech Improvement Patents” is defined in Section 10.1.

1.14 “Angiotech Trademark(s)” means a Trademark(s) owned or Controlled by Angiotech. Angiotech shall select one or more Angiotech Trademarks for use in conjunction with an Angiotech-Branded CoStasis Product(s), and these Angiotech Trademark(s) shall be different from Orthovita Trademark(s) used in conjunction with CoStasis Product(s). Angiotech Trademark(s) shall expressly include ANGIOTECHKNOWLEDGY® and CELLPAKER®.

1.15 “Baseline Sales” is defined in Section 11.5.

1.16 “Calendar Quarter” means each three (3) month period during the Term commencing on January 1, April 1, July 1 or October 1; provided, however, that the calendar quarter in which this Agreement is terminated or expires shall extend from the first day of such calendar quarter until the effective date of the termination or expiration of this Agreement.

1.17 “Calendar Year” means each twelve (12) month period during the Term starting on January 1 of a year and ending on December 31 of the same year; provided, however, that the calendar year in which this Agreement is terminated or expires shall extend from January 1 of such calendar year until the effective date of the termination or expiration of this Agreement.

CONFIDENTIAL EXECUTION COPY

1.18 “CellPaker Field” means human medical uses of the CellPaker Products and/or Accessories in connection with CoStasis Products.

1.19 “CellPaker Product(s)” means a CellPaker® Plasma Collection System product(s) for use with CoStasis Products, as further described in Exhibit A hereto.

1.20 “CFO” means Chief Financial Officer.

1.21 “Clinical Data” means the study protocols, results and analysis of data arising from the testing of a biomaterial, device or a combination thereof in vitro, in vivo in non-human subjects and in vivo in human subjects, including safety and toxicity testing (or other pre-clinical testing), patient screening, patient enrollment, patient status, any clinical or patient data included in any communications (including Regulatory Filings) with Regulatory Authorities, actions taken or modification in study design/conduct and summary of data collected on CRFs (Case Report Forms), either paper or electronic, and interactions with a DSMB (data safety monitoring board), if applicable.

1.22 “Co-Chair” is defined in Section 4.1.

1.23 “Competitive Product” means a product, other than a CoStasis Product or a CellPaker Product, which has obtained Regulatory Approval for use as a Hemostat for any indication.

1.24 “Confidential Information” is defined in Section 13.1.

1.25 “Control” or “Controlled” means the legal authority or right of a Party to grant a license or sublicense of intellectual property rights to the other Party, without breaching the terms of any agreement with a Third Party, or misappropriating or unlawfully disclosing the confidential, proprietary or trade secret information of a Third Party.

1.26 “Cost of Goods” means the fully allocated cost of manufacturing a Product, which may include the following items: (a) the costs of labor, including salaries, wages, benefits, payroll taxes and current period employee benefits, (b) material costs, including raw materials, supplies, services and fees, as well as any freight and duty (where applicable), (c) direct and factory overhead determined in accordance with Orthovita’s standard internal practices and consistently applied, including Product-related expenses associated with quality assurance testing, batch review, equipment maintenance costs, manufacturing energy and utilities, waste removal, storage, transportation, insurance, management and administrative costs for personnel integral to manufacturing, general facilities costs, environmental engineering, interest expense and property taxes, and (d) depreciation costs, including the depreciation costs of the manufacturing facility, machinery or equipment dedicated either solely or partly (on a pro rata basis) to the manufacturing cost of such Products, as applicable, all the foregoing items as determined in accordance with generally accepted accounting principles, consistently applied, and in a manner consistent with the exemplary cost determinations set forth in Exhibit C, and with the methods used by Orthovita to calculate cost of goods for its other products. ***

1.27 “CoStasis Ingredient Improvement” is defined in Section 2.3(a)(iii).

CONFIDENTIAL EXECUTION COPY

***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTIONS 200.80(B)(4) AND 230.406.

1.28 “CoStasis Ingredient Improvement Patents” is defined in Section 10.1.

1.29 “CoStasis Ingredients” means collagen and thrombin.

1.30 “CoStasis Product(s)” means a product(s) containing the Formulated CoStasis Ingredients in a syringe that is manufactured by or for Orthovita or by or for Angiotech (and/or Angiotech’s Affiliates) for use and exploitation in the Licensed Field in accordance with this Agreement. The current formulation of the CoStasis Product is described in Exhibit A hereto. The term “CoStasis Products” includes Angiotech-Branded CoStasis Products. The term “CoStasis Products” shall expressly exclude Drug-Loaded Products. However, Orthovita may add one or more additional ingredients to the CoStasis Ingredients to make a CoStasis Product; provided that no such additional ingredient is an active pharmaceutical ingredient or a drug.

1.31 “Declined Action” is defined in Section 10.3(c)(ii).

1.32 “Distribution Agreement” is defined in the recitals.

1.33 “Dollars” means the lawful currency of the United States of America.

1.34 “Drug-Loaded Product” means a mixture, formulation or product that includes at least one active pharmaceutical ingredient or drug in addition to the CoStasis Ingredients, whether or not such mixture, formulation or product is used as a Hemostat.

1.35 “Effective Date” means January 1, 2006.

1.36 “Existing Accessory(ies)” means the malleable extended applicator (MEA) and/or the laparoscopic extended applicator (LEA) accessory items, collectively or individually, as the context requires, for use with the CoStasis Products, as such accessories exist as of the Effective Date.

1.37 “Force Majeure” is defined in Section 14.1.

1.38 “Formulated CoStasis Ingredients” means the pharmaceutically formulated sterile suspension of the CoStasis Ingredients in calcium chloride. Notwithstanding the foregoing sentence, the term “Formulated CoStasis Ingredients” shall expressly exclude Drug-Loaded Products. However, Orthovita may add one or more additional ingredients to the Formulated CoStasis Ingredients to make a CoStasis Product; provided that no such additional ingredient is an active pharmaceutical ingredient or a drug.

1.39 “Future Indication” means an indication for a Product in the Licensed Field which has not obtained Regulatory Approval in a given country in the Territory as of the Effective Date. For the sake of clarity, and by way of example only, if a Product has obtained Regulatory Approval for a certain indication in Canada, but not in the United States, as of the Effective Date, then such indication is a Future Indication with respect to the United States.

1.40 “Hemostat” means a product, the primary purpose of which is to stop bleeding through an activation of the coagulation cascade.

CONFIDENTIAL EXECUTION COPY

1.41 “Improvement(s)” means any enhancement, upgrade, addition or modification to the CoStasis Ingredients, Formulated CoStasis Ingredients, Products and/or Accessories (and/or the manufacture or use thereof) that is or may be useful in the Licensed Field, and that is conceived, reduced to practice, discovered, derived or developed by or on behalf of a Party or its Affiliates prior to or during the Term. The term “Improvements” includes Angiotech Improvements and Orthovita Improvements.

1.42 “Indemnified Party” means the Party entitled to be indemnified by the other Party pursuant to Article 9.

1.43 “Indemnifying Party” means the Party obligated to indemnify the Indemnified Party.

1.44 “Joint Committee” is defined in Section 4.1.

1.45 “Licensed Field” means, collectively or individually, as the context requires, (a) the Orthopedic Hemostat Field; (b) the Non-Orthopedic Hemostat Field; and (c) the CellPaker Field. The terms “Licensed Field,” “Orthopedic Hemostat Field” and “Non-Orthopedic Hemostat Field” are expressly inapplicable to Drug-Loaded Products, even if a Drug-Loaded Product is approved for human use in the Licensed Field.

1.46 “Licensed Know-How” means information, materials, formulations, manufacturing technology, trade secrets and data that are owned or Controlled by Angiotech and have been or are transferred by Angiotech or its Affiliates to Orthovita prior to or during the Term, and that are necessary for the manufacture, use, sale, offer for sale or importation of CoStasis Ingredients, Formulated CoStasis Ingredients, CoStasis Product(s), CellPaker Product(s) or Existing Accessories.

1.47 “Licensed Patents” means all (a) patents and patent applications listed on Exhibit B, and (b) corresponding foreign patents and patent applications, including any patents issuing from any of the foregoing patent applications and any reissues, re-examinations, confirmations, extensions, renewals, substitutions, continuations, divisions, patent term extensions, and continuation-in-part applications (only to the extent, however, that the continuation-in-part applications are entirely supported in the specification and entitled to the priority date of a parent patent application) of the foregoing. The term “Licensed Patents” expressly excludes Angiotech Improvement Patents and CoStasis Ingredient Improvement Patents.

1.48 “Licensed Technology” means, collectively, Licensed Patents and Licensed Know-How.

1.49 “Loss” is defined in Section 9.8.

1.50 “Measuring Period(s)” is defined in Section 11.5.

1.51 “Minimum Sales” are set forth in Exhibit D, as it may be amended from time to time in accordance with this Agreement.

CONFIDENTIAL EXECUTION COPY

1.52 “Net Sales” means, for a given Calendar Quarter, the gross amount invoiced for the sale of the CoStasis Products (other than Angiotech-Branded CoStasis Products) and CellPaker Products anywhere in the Territory during such Calendar Quarter that are attributable to sales of such Products by Orthovita or its Affiliates to a Third Party, less the sum of the following items (as applicable, and to the extent not included in Cost of Goods) as determined in accordance with generally accepted accounting principles:

(a) discounts (including cash discounts and quantity discounts), cash and non-cash coupons, refunds, rebates, credits, chargebacks, returns and allowances, vouchers, retroactive price adjustments and any other allowances, including amounts written off by reason of uncollectible debt, actually granted or given with respect to the Products that effectively reduce the net selling price, in each case, as may be extended in the ordinary course of business consistent with past practice or as customary in the industry, including those granted or given to managed health care organizations, wholesalers and other distributors, buying groups, health care insurance carriers, and/or to federal, state and local governments, their agencies;

(b) any tax imposed on the sale, delivery or use of the Products (other than Angiotech-Branded CoStasis Products), including, without limitation, sales, use, excise or value added taxes, provided in each such case that such tax is included in the gross amount invoiced for such Products; and

(c) allowances for reasonable and customary Product shipping expenses, provided that such allowance is included in the gross amount invoiced for such Product(s).

For purposes of this Agreement, the sale or transfer of Products in the Territory between Orthovita (or an Affiliate of Orthovita) and an Affiliate of Orthovita for resale by the receiving entity shall not be deemed a sale for the purpose of this provision, but the resale by such receiving entity to any other Third Party shall be a sale for such purposes.

1.53 “New Accessory(ies)” means any accessory item (other than a CellPaker Product or an Existing Accessory) for use with CoStasis Ingredients, Formulated CoStasis Ingredients, CoStasis Products or CellPaker Product(s) that is conceived, reduced to practice, discovered, derived or developed by or on behalf of Orthovita or its Affiliates, and wherein Orthovita and/or its Affiliates own or Control intellectual property pertaining to such New Accessory(ies) that would preclude a Third Party from making, using, selling, offering for sale, importing or otherwise exploiting such New Accessory(ies) without a license from Orthovita and/or its Affiliates.

1.54 “Non-Orthopedic Hemostat Field” means, with respect to a CoStasis Product, human medical uses of the CoStasis Product as a Hemostat for all indications, other than indications within the Orthopedic Hemostat Field.

1.55 “Orthopedic Hemostat Field” means, with respect to a CoStasis Product, human medical uses of the CoStasis Product as a Hemostat for all indications treated by an orthopedic surgeon or other surgeon relating to the surgical repair of diseases or injuries of the spine, bone or related soft tissue, such as ligaments or cartilage.

1.56 “Orthovita” is defined in the introductory paragraph.

CONFIDENTIAL EXECUTION COPY

1.57 “Orthovita Improvement” is defined in Section 2.3(a)(i).

1.58 “Orthovita Trademark(s)” means a Trademark(s) owned or Controlled by Orthovita. Orthovita shall select one or more Orthovita Trademarks for use in conjunction with CoStasis Product(s) (other than Angiotech-Branded CoStasis Product(s)), and these Orthovita Trademark(s) shall be different from Angiotech Trademark(s) used in conjunction with Angiotech-Branded CoStasis Product(s).

1.59 “Parties” means both Angiotech and Orthovita, and “Party” means either of them, as the context requires.

1.60 “Post-Licensure Marketing Study” means human clinical trials of a Product in the Licensed Field conducted or continued after Regulatory Approval has been achieved (for example, such trials may be designed to provide information that will optimize or expand use of the Product, and/or to provide additional safety and effectiveness data for a specific procedure for which the Product is currently indicated for use).

1.61 “Product Liability Claim” means a Loss (other than a Loss described in Section 9.8 and/or Section 9.9) resulting from, arising out of, or relating to claims, actions or suits (including a governmental investigation) by Third Parties arising from the attributes of a Product manufactured by or on behalf of Orthovita, including, but not limited to, the immunogenicity, toxicity, teratogenicity, carcinogenicity, or inherent risk of the use or administration of such Product.

1.62 “Products” means CoStasis Products and CellPaker Products, collectively or individually, as the context requires.

1.63 “Program Director” is defined in Section 4.1.

1.64 “Proposal” is defined in Section 8.2(b).

1.65 “R&D Products” is defined in Section 6.2(b).

1.66 “Regulatory Approval” means all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Product in a country in the Territory, including, without limitation and where applicable, approval of labeling, price, reimbursement and/or manufacturing.

1.67 “Regulatory Authority” means, with respect to any particular country, territory or union, the governmental authority, body, commission, agency or other instrumentality of such country, territory or union with the primary responsibility for the evaluation and/or approval of Products and Accessories before such Products and Accessories can be tested, marketed, promoted, distributed or sold in such country, territory or union, including, without limitation, such governmental bodies that have jurisdiction over the pricing of such Product. The term “Regulatory Authority” includes, but is not limited to, the United States Food and Drug Administration, the European Agency for the Evaluation of Medicinal Products, European Member State Competent Authorities and the Ministry of Health, Labour and Welfare.

CONFIDENTIAL EXECUTION COPY

1.68 “Regulatory Filing” means all activities, filings and documents relating to the filing for and procurement of Regulatory Approval for the marketing and sale of a Product or Accessory from the relevant Regulatory Authorities.

1.69 “Sales & Marketing Commission” means the average actual commission paid by Orthovita to its sales representatives, independent sales agencies, and authorized and trained representatives with experience in the Licensed Field for sale of a Product.

1.70 “Section 7.1 Payment” is defined in Section 7.1.

1.71 “Shortfall” is defined in Section 7.5.

1.72 “Shortfall Payment” is defined in Section 7.5.

1.73 “Supplied Products” is defined in Section 6.2(a).

1.74 “Term” is defined in Section 11.1.

1.75 “Territory” means the entire world.

1.76 “Third Party(ies)” means any person or entity other than Angiotech or Orthovita and their respective Affiliates.

1.77 “Trademarks” means all trademarks, trade names, service marks, logos and derivatives thereof relating to Products and Accessories as of the Effective Date and during the Term that are used, or are intended to be used, in conjunction with distribution, promotion, marketing, sales, offers to sell, import, export or other exploitation of Products or Accessories, but excluding any trademarks, trade names, service marks, logos and derivatives thereof (a) containing the word “Orthovita” or “Angiotech,” or (b) which are not used solely on Products or Accessories. The term “Trademarks” includes Angiotech Trademarks and Orthovita Trademarks.

Article 2.

Licenses; Responsibilities

2.1 License Grants. Subject to the terms and conditions of this Agreement, during the Term Angiotech hereby grants to Orthovita, and Orthovita hereby accepts:

(a) an exclusive license under the Licensed Technology, CoStasis Ingredient Improvements and CoStasis Ingredient Improvement Patents to make, have made, sell, have sold, offer for sale, export, have exported, import and have imported CoStasis Products in the Orthopedic Hemostat Field in the Territory;

(b) until such time as Angiotech elects to distribute, promote, market and/or sell one or more Angiotech-Branded CoStasis Products pursuant to Article 5, an exclusive license under the Licensed Technology, CoStasis Ingredient Improvements and CoStasis Ingredient Improvement Patents to make, have made, sell, have sold, offer for sale, export, have exported, import and have imported CoStasis Products in the Non-Orthopedic Hemostat Field in the Territory;

CONFIDENTIAL EXECUTION COPY

(c) from and after such time as Angiotech elects to distribute, promote, market and/or sell one or more Angiotech-Branded CoStasis Products pursuant to Article 5, a co-exclusive (meaning that only Orthovita and Angiotech can act in each country of the Territory) license under the Licensed Technology, CoStasis Ingredient Improvements and CoStasis Ingredient Improvement Patents to make, have made, sell, have sold, offer for sale, export, have exported, import and have imported CoStasis Products in the Non-Orthopedic Hemostat Field in the Territory;

(d) a non-exclusive license under the Licensed Technology to make, have made, use, sell, have sold, offer for sale, export, have exported, import and have imported CellPaker Products and Accessories in the CellPaker Field in the Territory; and

(e) a non-exclusive license under the Licensed Technology and CoStasis Ingredient Improvements and CoStasis Ingredient Improvement Patents to use (including, without limitation, to research, have researched, develop and have developed) CoStasis Ingredients and Formulated CoStasis Ingredients (but only for uses directly related to Orthovita’s Product licenses and rights hereunder), Products (other than Angiotech-Branded CoStasis Products) and Accessories in the Licensed Field in the Territory.

2.2 Sublicense Agreements.

(a) Except as otherwise expressly set forth herein, Orthovita shall have no right to grant a sublicense under the license rights granted to Orthovita in Section 2.1 without Angiotech’s prior written consent. If applicable laws and/or regulations require Orthovita to grant a sublicense to its Agent in a country(ies) in the Territory to enable such Agent to distribute, promote, market, sell, offer for sale and/or import Products and/or Existing Accessories in the Licensed Field in accordance with this Agreement, then Orthovita shall notify the Joint Committee of such requirement. The Joint Committee shall determine in good faith whether Orthovita is required by applicable law and/or regulation to grant such sublicense for this limited purpose to such Agent, and if the Joint Committee determines that such limited sublicense is required, such limited sublicense agreement shall be subject to the following: (i) Orthovita shall promptly provide to Angiotech a copy of the applicable executed limited sublicense agreement, subject to applicable confidentiality restrictions; (ii) Orthovita’s execution and delivery of each such limited sublicense agreement does not in any way diminish, reduce or eliminate any of Orthovita’s obligations under this Agreement, and Orthovita remains liable for all such obligations; and (iii) Orthovita shall not receive cash or non-cash consideration for such limited sublicense. In addition, Orthovita shall obtain contractual undertakings from every such permitted sublicensee that provide that the rights of such permitted sublicensee shall terminate upon expiration or termination of this Agreement. For the avoidance of doubt, the foregoing shall not preclude Orthovita from appointing an Agent who does not need a sublicense to distribute, promote, market, sell, offer for sale and/or import Products and/or Existing Accessories in the Licensed Field.

CONFIDENTIAL EXECUTION COPY

(b) Except as otherwise expressly set forth herein, Angiotech shall have no right to grant a license under the Licensed Technology with respect to Angiotech-Branded CoStasis Products in the Non-Orthopedic Hemostat Field without Orthovita’s prior written consent. If applicable laws and/or regulations require Angiotech to grant a license to its Agent in a country(ies) in the Territory to enable such Agent to distribute, promote, market and/or sell Angiotech-Branded CoStasis Products in the Licensed Field in accordance with this Agreement, then Angiotech shall notify the Joint Committee of such requirement. The Joint Committee shall determine in good faith whether Angiotech is required by applicable law and/or regulation to grant such license for this limited purpose to such Agent and if the Joint Committee determines that such limited license is required, such limited license agreement shall be subject to the following: (i) Angiotech shall promptly provide to Orthovita a copy of the applicable executed limited license agreement, subject to applicable confidentiality restrictions; and (ii) Angiotech’s execution and delivery of each such limited license agreement does not in any way diminish, reduce or eliminate any of Angiotech’s obligations under this Agreement, and Angiotech remains liable for all such obligations. For the avoidance of doubt, the foregoing shall not preclude Angiotech from appointing an Agent who does not need a sublicense to distribute, promote, market, sell, offer for sale and/or import Products and/or Existing Accessories in the Non-Orthopedic Hemostat Field.

(c) For the avoidance of doubt, Angiotech shall have no right to grant a license (except for the licenses granted to Orthovita under this Agreement) under the Licensed Technology with respect to CoStasis Products in the Orthopedic Hemostat Field.

2.3 Improvements and New Accessories.

(a) By Orthovita and its Affiliates. Orthovita and its Affiliates have a right to make Improvements prior to or during the Term. Orthovita shall notify the Joint Committee in writing of any CoStasis Ingredient Improvements as soon as reasonably possible, and shall provide the Joint Committee with a written description of all such CoStasis Ingredient Improvements. Within sixty (60) days after the end of each Calendar Year during the Term, Orthovita shall deliver to the Joint Committee a summary report of all other Improvements that have been conceived, reduced to practice, discovered, derived or developed by Orthovita and its Affiliates during that Calendar Year which are relevant to Angiotech’s rights, licenses and retained rights in connection with this Agreement.

(i) Orthovita Improvements. Orthovita and/or its Affiliates (as applicable) shall own all right, title and interest in and to Improvements to the CoStasis Products (other than the CoStasis Ingredient Improvements), CellPaker Products and Accessories that are conceived, reduced to practice, discovered, derived or developed by or on behalf of Orthovita and/or its Affiliates (as applicable); provided that no employee or agent of Angiotech or its Affiliates is properly named as an inventor of such Improvement (each, an “Orthovita Improvement”).

(ii) Angiotech Licenses to Orthovita Improvements.

(A) During the period when Angiotech is distributing, promoting, marketing and/or selling Angiotech-Branded CoStasis Products in the

CONFIDENTIAL EXECUTION COPY

Non-Orthopedic Hemostat Field in the Territory, Orthovita hereby grants to Angiotech an exclusive option to obtain on commercially reasonable terms a license to any Orthovita Improvements to make, have made, use, sell, have sold, offer for sale and import Angiotech-Branded CoStasis Products, CellPaker Products and/or Accessories (as applicable) to which such Orthovita Improvements relate within the Non-Orthopedic Hemostat Field and/or CellPaker Field, as applicable, in the Territory.

(B) Upon the request of Angiotech or the election of Orthovita, Orthovita (in its sole discretion) may provide notice to Angiotech, through the Joint Committee, that Orthovita desires to offer to Angiotech on commercially reasonable terms a license under one or more Orthovita Improvements to research, have researched, develop, have developed, make, have made, use, sell, have sold, offer for sale and import one or more (1) CellPaker Products and/or Accessories (as applicable) to which such Orthovita Improvements relate outside the Non-Orthopedic Hemostat Field in the Territory; and/or (2) products other than CellPaker Products and/or Accessories (and related processes) to which such Orthovita Improvements relate within or outside of the Licensed Field in the Territory.

(C) Except as otherwise expressly provided herein or as otherwise mutually agreed by the Parties in writing, Angiotech shall have no right to any Orthovita Improvement for any purpose.

(iii) CoStasis Ingredient Improvements. With respect to an Improvement to the CoStasis Ingredients and/or the Formulated CoStasis Ingredients (including, without limitation, any Improvement constituting a composition, method of making and/or method of using any of the foregoing) that is conceived, reduced to practice, discovered, derived or developed by or on behalf of Orthovita or its Affiliates (each, a “CoStasis Ingredient Improvement”), Orthovita and its Affiliates agree to assign, and hereby do assign, their right, title and interest in and to each such CoStasis Ingredient Improvement to Angiotech.

(b) By Angiotech and its Affiliates. Angiotech and its Affiliates have a right to make Improvements. Within sixty (60) days after the end of each Calendar Year during the Term, Angiotech shall deliver to the Joint Committee a summary report of all Angiotech Improvements that have been conceived, reduced to practice, discovered, derived or developed during that Calendar Year which are relevant to Orthovita’s rights and licenses in the Licensed Field.

(i) Angiotech Improvements. Angiotech and/or its Affiliates (as applicable) shall own all right, title and interest in and to Improvement(s) to the CoStasis Ingredients, Formulated CoStasis Ingredients, CoStasis Products, CellPaker Products and/or Accessories (including, without limitation, any Improvement constituting a composition, method of making and/or method of using any of the foregoing) that are conceived, reduced to practice, discovered, derived or developed by or on behalf of Angiotech and/or its Affiliates (as applicable); provided that no employee or agent of Orthovita or its Affiliates is properly named as an inventor of such Improvement (each an “Angiotech Improvement”).

CONFIDENTIAL EXECUTION COPY

(ii) Orthovita Licenses to Angiotech Improvements.

(A) Upon the request of Orthovita or the election of Angiotech, Angiotech (in its sole discretion) may provide notice to Orthovita, through the Joint Committee, that Angiotech desires to offer to Orthovita on commercially reasonable terms a license (without the right to sublicense) under one or more Angiotech Improvements to research, have researched, develop, have developed, make, have made, use, sell, have sold, offer for sale and import one or more products (including, without limitation, Products and/or Accessories) and related processes to which such Angiotech Improvements relate within the Licensed Field in the Territory.

(B) For the avoidance of doubt, Orthovita shall have no right to any Angiotech Improvement outside of the Licensed Field or in connection with any Drug-Loaded Product, or for any purposes other than those expressly set forth herein or otherwise mutually agreed by the Parties in writing.

(iii) Orthovita’s First Right to Negotiate. With respect to any CoStasis Ingredient Improvement(s), if Angiotech elects (in its sole discretion) to use a Third Party (other than distributors or contract sales organizations that Angiotech and/or its Affiliates then use (or in the future elect to use) for distribution, promotion, marketing and/or sale of other Angiotech products and/or products of Angiotech’s Affiliates) to distribute any product that incorporates such CoStasis Ingredient Improvement, Orthovita shall have a first right to negotiate in good faith with Angiotech for a commercially reasonable period of time a mutually acceptable agreement whereby Orthovita would obtain a right to distribute such product on commercially reasonable terms.

(c) New Accessories. Orthovita shall own all right, title and interest in and to New Accessories that are conceived, reduced to practice, discovered, derived or developed by or on behalf of Orthovita. Upon the request of Angiotech or the election of Orthovita, Orthovita (in its sole discretion) may provide notice to Angiotech, through the Joint Committee, that Orthovita desires to offer to Angiotech on commercially reasonable terms a license to research, have researched, develop, have developed, make, have made, use, sell, have sold, offer for sale and import New Accessories for use with the Products and/or other products and processes within or outside of the Licensed Field.

2.4 Independent Contractor. Orthovita shall be considered an independent contractor and shall not be considered a partner, employee, agent or servant of Angiotech or its Affiliates. As such, Orthovita and its Agents have no authority of any nature whatsoever to bind Angiotech or its Affiliates, or to incur any liability for or on behalf of Angiotech or its Affiliates, and Orthovita shall not represent itself as anything other than a licensee of Angiotech in the Licensed Field with respect to Products and Accessories in the Territory; and Angiotech and its Agents have no authority of any nature whatsoever to bind Orthovita or its Affiliates, or to incur any liability for or on behalf of Orthovita or its Affiliates, and Angiotech shall not represent itself as anything other than a licensor of Orthovita in the Licensed Field with respect to Products and Accessories in the Territory. For the avoidance of doubt, Orthovita agrees to make clear in all dealings with Third Parties that it is acting as a licensee of the Products and Accessories in the Licensed Field in the Territory, and not as an agent of Angiotech or any of its Affiliates.

2.5 Misappropriation of Licensed Patents and Licensed Know-How. Orthovita shall, and shall ensure that its Agents shall, promptly inform Angiotech of any misappropriation

CONFIDENTIAL EXECUTION COPY

of the Licensed Patents and Licensed Know-How which comes to Orthovita’s or its Agents’ attention. After discussing any such misappropriation situation with Orthovita, Angiotech shall have the sole right, in its discretion, to take such action as it deems appropriate, and Orthovita, at Angiotech’s written request and expense, shall cooperate with and assist Angiotech in taking legal action, if deemed appropriate by Angiotech, to stop any such misappropriation of Licensed Know-How; provided that if Orthovita has reasonably requested that Angiotech take legal action to stop such misappropriation of Licensed Know-How, and if Angiotech determines that such legal action is not appropriate, then Orthovita may present this issue to the Joint Committee. Promptly thereafter, and taking into account each Party’s circumstances and concerns, the Joint Committee shall analyze and resolve such issue regarding misappropriation of Licensed Know-How in a commercially reasonable manner that is acceptable to both Parties.

2.6 Retained Rights of Angiotech. Except as expressly set forth herein or as otherwise mutually agreed by the Parties in writing, no rights or licenses are granted to Orthovita under this Agreement. Angiotech retains all rights to all Licensed Technology, Angiotech Improvement Patents, CoStasis Ingredient Improvement Patents, Angiotech Improvements and CoStasis Ingredient Improvements, to the extent such rights are not expressly granted to Orthovita under this Agreement. The Parties acknowledge and agree that Angiotech retains the right under the Licensed Technology, Angiotech Improvement Patents, CoStasis Ingredient Improvement Patents, Angiotech Improvements and CoStasis Ingredient Improvements to research, develop, make, have made, use, sell, have sold, offer for sale, import and otherwise exploit the CoStasis Ingredients, Formulated CoStasis Ingredients, Product(s) and Existing Accessories for all purposes other than those expressly granted to Orthovita hereunder. For the avoidance of doubt, Angiotech has and retains (a) the sole and exclusive right (even as to Orthovita and its Affiliates) to research, develop, make, have made, use, sell, have sold, offer for sale and import (i) CoStasis Ingredients, Formulated CoStasis Ingredients and Products and Existing Accessories outside the Licensed Field in the Territory, and (ii) Drug-Loaded Products in and outside of the Licensed Field in the Territory, and (b) the sole and exclusive right (even as to Orthovita and its Affiliates) to distribute, promote, market and sell Angiotech-Branded CoStasis Products outside of the Orthopedic Hemostat Field in the Territory.

2.7 Costs Borne by each Party. Except as expressly set forth herein, all costs and expenses connected with a Party’s activities or performance under this Agreement shall be borne solely by that Party.

Article 3.

Certain Performance Requirements

3.1 Orthovita’s Commercialization of Products. Orthovita shall use commercially reasonable efforts to promote, market, sell and distribute the Products (other than Angiotech-Branded CoStasis Products) in the Licensed Field in the Territory. Orthovita shall not knowingly, under any circumstances, either directly or indirectly through Third Parties, promote, market, sell, or distribute CoStasis Products (a) for any use outside the Licensed Field, or (b) in any circumstance wherein the purchaser incorporates, or intends to incorporate, such CoStasis Product into a Drug-Loaded Product.

CONFIDENTIAL EXECUTION COPY

3.2 *** For purposes of estimating the Section 7.1 Payment royalty rate and the transfer price of any Angiotech-Branded CoStasis Products, Supplied Products and R&D Products provided to Angiotech and/or its Affiliates by Orthovita hereunder, within sixty (60) days prior to the end of each Calendar Year, Orthovita shall provide Angiotech with a good faith, reasonable estimate of ***, for the following Calendar Year; provided that the forecast for Calendar Year 2006 shall be provided within sixty (60) days after the Effective Date. Orthovita shall promptly notify Angiotech if it reasonably believes that *** at any time in such Calendar Year will vary from the applicable estimated ***, respectively, by more than ***, whereupon the Joint Committee shall meet to determine the appropriate adjustment (if any) to the estimated Section 7.1 Payment royalty rate, which adjustment (if any) shall become effective the next Calendar Quarter. Within sixty (60) days after the end of each Calendar Year, the Joint Committee shall meet to determine any true-up payment that is due between the Parties for the difference between the estimated Section 7.1 Payment made by Orthovita to Angiotech and the calculation of the actual Section 7.1 Payment that should have been made by Orthovita to Angiotech. Within thirty (30) days after determination of the true-up payment due (if any), such true-up payment shall be made by the owing Party.

3.3 Collection of Taxes. Orthovita shall be responsible for and shall collect all governmental and regulatory sales and other taxes, charges, duties and fees that are due and owing upon sales of Products and Accessories by Orthovita and its Affiliates to Third Parties.

3.4 Product Packaging and Labeling. All Products manufactured by (or on behalf of) Orthovita that are intended for sale by Orthovita or its Affiliates to Third Parties shall be packaged and labeled for sale by Orthovita and its Agents in accordance with all applicable federal, state and local rules, laws and regulations and this Agreement. Each Product and Existing Accessory marketed and sold by (or on behalf of) Orthovita under this Agreement to a Third Party shall be marked (to the extent not prohibited by law): (a) with a notice that such Product or Existing Accessory (as applicable) is sold by Orthovita under a license from Angiotech; (b) with all patent and other intellectual property notices pertaining to all relevant Licensed Patents; (c) with the Angiotech Trademark ANGIOTECHKNOWLEDGY® (or other Angiotech Trademark(s) that Angiotech may wish to substitute therefor during the Term upon the reasonable prior written notice to Orthovita, it being understood Orthovita shall be free to utilize any existing inventories of promotional materials, Products and/or Existing Accessories containing the previous Angiotech Trademark prior to such substitution); and (d) with respect to a CellPaker Product with the Angiotech Trademark CELLPAKER® (or other Angiotech Trademark(s) that Angiotech may wish to substitute therefor during the Term upon the reasonable prior written notice to Orthovita, it being understood Orthovita shall be free to utilize any existing inventories of promotional materials, CellPaker Products containing the previous Angiotech Trademark prior to such substitution). Solely for purposes of fulfilling Orthovita’s obligations under this Section 3.4 with respect to the Angiotech Trademarks ANGIOTECHKNOWLEDGY® and CELLPAKER® (or other Angiotech Trademark(s) that Angiotech may wish to substitute therefor during the Term), Angiotech grants to Orthovita a non-exclusive right and license to use such Angiotech Trademarks for this limited purpose.

3.5 Promotion and Marketing. For the avoidance of doubt, Orthovita, its Affiliates and/or Agents shall not promote or market co-administration of an active pharmaceutical

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

ingredient or drug at the site of application of the Formulated CoStasis Ingredients delivered using a CoStasis Product, and shall not provide directly or indirectly an active pharmaceutical ingredient or drug for such co-administration.

Article 4.

Joint Committee

4.1 Joint Committee. Within thirty (30) days after the Effective Date, the Parties shall form a joint committee (the “Joint Committee”), and each Party shall designate its program director on such committee (“Program Director”). The Joint Committee shall consist of up to three (3) representatives from each Party, one of which shall be each Party’s Program Director, for a total of up to six (6) committee members. Angiotech and Orthovita shall each retain the right to change its representative(s) to the Joint Committee, including its Program Director, from time to time, upon written notice to the other Party, or to appoint one or more substitutes to serve in the place of an absent member(s). The Program Directors also shall serve as co-chairs of the Joint Committee (each, a “Co-Chair”). The committee representatives of Angiotech and Orthovita shall be employees that agree to be bound by the terms of confidentiality and other pertinent provisions of this Agreement. Each committee member, including the Program Directors, shall have expertise in a relevant discipline, such as business development, research and development, clinical and/or regulatory affairs, sales or marketing.

4.2 Committee Responsibilities. The Joint Committee shall perform the following functions:

(a) serve as a conduit for information sharing between the Parties, including, without limitation, information pertaining to Improvements, inventions, Clinical Data pertaining to Products, patents and patent applications, regulatory activities and responsibilities;

(b) unless prohibited by applicable law or regulation, review and approve all Product and Accessories packaging, Product and Accessories positioning and Product and Accessories branding or rebranding (including Trademark usage in accordance with Article 12);

(c) analyze and resolve any issues related to misappropriation of Licensed Know-How, as described in Section 2.5;

(d) review and recommend adjustments to Minimum Sales requirements pursuant to Section 7.6, and document and retain pertinent records and calculations related thereto;

(e) review and accept or reject Proposals, as described in Section 8.2(b);

(f) resolve issues regarding alleged infringement of Licensed Patents in the Licensed Field, as described in Section 10.3(c)(iii);

(g) review and determine appropriate adjustments (if any) to the estimated Section 7.1 Payment royalty rate, determine the Section 7.1 Payment true-up mechanism and calculation (if necessary), as described in Section 3.2, and document and retain pertinent records and calculations related thereto; and

CONFIDENTIAL EXECUTION COPY

(h) perform such other duties and functions as are assigned to the Joint Committee under this Agreement.

4.3 Committee Meetings. The Joint Committee shall hold meetings at least once each Calendar Quarter (at mutually agreed times), or more frequently as necessary or upon prior request by a Program Director. Meetings of the Joint Committee will be initiated by the Co-Chairs on an alternating basis, and will be held in person at alternating locations of the respective Co-Chair’s choosing, or by teleconference or videoconference at the respective Co-Chair’s discretion. The initial meeting of the Joint Committee shall be held before the end of the second Calendar Quarter of 2006, and will be initiated by the Orthovita Co-Chair. Other employees of each Party involved in the development and/or commercialization of a Product may attend such meetings as nonvoting participants, and, with the consent of each Party, consultants, representatives, and/or advisors involved in the development and/or commercialization of a Product may attend such meetings as nonvoting observers; provided that such Third Party consultants, representatives and/or advisors are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in this Agreement. Each Party shall be responsible for all of its own expenses of participating in a Joint Committee meeting.

4.4 Committee Decisions; Dispute Resolution. All decisions of the Joint Committee shall be made by a consensus of the members of the committee. However, in the event that the members of the committee are unable to reach consensus on a particular issue, then the Co-Chairs shall attempt to decide such issue. If the Co-Chairs are unable to reach consensus and resolve such issue, then prior to submitting the dispute to arbitration pursuant to Article 21, the dispute shall be referred to Angiotech’s CFO and to Orthovita’s CFO for resolution. The CFOs to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed fifteen (15) business days in the aggregate unless otherwise agreed upon by the CFOs. Such fifteen (15) business day period shall be deemed to commence on the date the dispute was submitted to the CFOs. All negotiations pursuant to this Section 4.4 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Article 5.

Angiotech-Branded CoStasis Products

5.1 Notice of Intent to Commercialize an Angiotech-Branded CoStasis Product(s). At its option, on or after January 1, 2007, Angiotech and/or its Affiliates may, at their sole discretion, begin to distribute, promote, market and/or sell one or more Angiotech-Branded CoStasis Products that, subject to Section 6.2(c), will be manufactured and supplied by Orthovita (or, in Angiotech’s discretion, by a Third Party in accordance with the terms and conditions of this Agreement); provided that Angiotech shall provide Orthovita with written notice of its intent to commence such distribution, promotion, marketing and/or selling at least ninety (90) days prior to commencing such activities. Angiotech also shall provide Orthovita with advance written notice of its election to have Orthovita supply Angiotech-Branded CoStasis Product(s) at least ninety (90) days prior to the date upon which Angiotech desires Orthovita to commence supplying Angiotech-Branded CoStasis Product(s). At Angiotech’s request, during this ninety-day notice period, through the Joint Committee, the Parties shall formulate a mutually

CONFIDENTIAL EXECUTION COPY

agreeable plan for Orthovita’s manufacture and supply of Angiotech-Branded CoStasis Products, and at the end of the ninety-day notice period, all of the provisions of this Article 5 shall apply until such time as Angiotech and its Affiliates cease all Angiotech-Branded CoStasis Product distribution, promotion, marketing and selling activities. Angiotech and its Affiliates shall distribute, promote, market and/or sell Angiotech-Branded CoStasis Products using employees or using distributors or contract sales organizations that Angiotech and/or its Affiliates then use (or in the future elect to use) for distribution, promotion, marketing and/or sale of other Angiotech products and/or products of Angiotech’s Affiliates.

5.2 Joint Committee Oversight. In a manner consistent with the Parties’ rights and obligations hereunder and with all applicable laws, regulations and rules, the Joint Committee shall oversee Product-related distribution, promotion, marketing and selling activities under this Agreement, and oversee the development and use of Product advertising and promotional materials, to ensure that the Products are distributed, promoted, marketed and sold in manner that is lawful and, to the extent practicable, is not detrimental to the Products’ current or reasonably anticipated future value. The Joint Committee shall also ensure that distribution, promotion, marketing and selling of the Products for their approved indications throughout the Territory shall be performed in accordance with this Agreement and all applicable laws, regulations and rules.

5.3 Promotion and Marketing. Angiotech, its Affiliates and/or Agents shall not promote or market co-administration of an active pharmaceutical ingredient or drug at the site of application of the Formulated CoStasis Ingredients delivered using an Angiotech-Branded CoStasis Product, and shall not provide directly or indirectly an active pharmaceutical ingredient or drug for such co-administration, in the absence of appropriate Regulatory Approval for such co-administration.

5.4 Booking of Product Sales. All Product sales to Third Parties (for example, distributors, hospitals, physicians) made by or on behalf of Orthovita shall be booked by Orthovita (whether such Product sales are made by Orthovita or its Agents). All Angiotech-Branded CoStasis Product sales to Third Parties (for example, distributors, hospitals, physicians) shall be booked by Angiotech (whether such Angiotech-Branded CoStasis Product sales are made by Angiotech or its Agents).

5.5 Promotional Materials. Each Party may prepare promotional materials for the Products rightfully distributed, promoted, marketed and/or sold by such Party using the Trademarks of such Party.

5.6 Branding of CoStasis Products by Angiotech. For the avoidance of doubt, any CoStasis Product(s) manufactured by or for Angiotech for use and exploitation in the Licensed Field shall be branded with one or more Angiotech Trademarks.

Article 6.

Manufacture of Products by Orthovita

6.1 Responsibility for Product Manufacturing. During the Term, Orthovita shall be solely responsible for obtaining the CoStasis Ingredients and for manufacturing (or having manufactured by a Third Party) the Formulated CoStasis Ingredients, Product(s) and Accessories to be used and exploited by Orthovita hereunder.

CONFIDENTIAL EXECUTION COPY

6.2 Orthovita’s Supply of Products and Accessories to Angiotech.

(a) Supplied Products for Angiotech R&D. Upon Angiotech’s reasonable written request, Orthovita shall supply to Angiotech and its Affiliates, for ***, CoStasis Ingredients, Formulated CoStasis Ingredients, CoStasis Products, CellPaker Products and/or Existing Accessories (and/or Improvements to and/or components of each of the foregoing), to the extent then manufactured or obtained by or on behalf of Orthovita (collectively, the “Supplied Products”), for Angiotech’s and its Affiliates’ research, pre-clinical and clinical development of (i) potential or actual Angiotech-Branded CoStasis Products in the Territory; (ii) CoStasis Ingredients, Formulated CoStasis Ingredients, Products, and Existing Accessories (and/or Improvements to and/or components of each of the foregoing) outside the Orthopedic Hemostat Field in the Territory, and (iii) Drug-Loaded Products in and outside of the Licensed Field in the Territory. Angiotech shall submit to Orthovita a purchase order with reasonably acceptable delivery lead-times for any such Supplied Product(s) for use in research and development.

(b) R&D Products for Angiotech R&D. If Angiotech reasonably requests that Orthovita supply CoStasis Ingredients, Formulated CoStasis Ingredients, CoStasis Products, Drug-Loaded Products, CellPaker Products and/or Existing Accessories (and/or Improvements to and/or components of each of the foregoing) that are different from the CoStasis Ingredients, Formulated CoStasis Ingredients, CoStasis Products, CellPaker Products and/or Existing Accessories (and/or Improvements to and/or components of each of the foregoing) then being manufactured or obtained by or on behalf of Orthovita (collectively, “R&D Products”), for Angiotech’s and its Affiliates’ research, pre-clinical and clinical development, such request shall be referred to the Joint Committee. The Joint Committee shall determine *** would be required for Orthovita to supply such requested R&D Product(s) to Angiotech and/or its Affiliates, taking into account (without limitation) the ***. If the Joint Committee determines that *** would be required for Orthovita to supply such requested R&D Product(s) to Angiotech and/or its Affiliates, then Orthovita shall use commercially reasonable efforts to supply such R&D Product(s) to Angiotech and/or its Affiliates, at a supply price equal to ***.

(c) Angiotech Commercialization.

(i) If Angiotech or its Affiliates should desire that Orthovita provide a commercial supply of any Angiotech-Branded CoStasis Product(s), Supplied Product(s) or R&D Product(s), then to the extent that Orthovita is then manufacturing such Angiotech-Branded CoStasis Product(s), Supplied Product(s) or R&D Product(s), Orthovita shall supply such Angiotech-Branded CoStasis Product(s), Supplied Product(s) or R&D Product(s) (as applicable) to Angiotech and its Affiliates, for a transfer price calculated according to the formula described in Exhibit C(2), subject to negotiation by the Parties in good faith of additional commercially reasonable terms and conditions for Orthovita’s commercial supply of such Angiotech-Branded CoStasis Product(s), Supplied Product(s) and R&D Product(s) (as applicable), in accordance with Angiotech’s or its Affiliates’ request; provided that the specific terms and conditions of such commercial supply by Orthovita shall be set forth in a separate, written commercial manufacturing and supply agreement.

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

CONFIDENTIAL EXECUTION COPY

(ii) If Angiotech or its Affiliates should desire that Orthovita provide a commercial supply of any Angiotech-Branded CoStasis Product(s), Supplied Product(s) or R&D Product(s), and Orthovita is not then currently manufacturing such Angiotech-Branded CoStasis Product(s), Supplied Product(s) or R&D Product(s) (as applicable), and ***, would be required for Orthovita to supply such requested Angiotech-Branded CoStasis Product(s), Supplied Product(s) or R&D Product(s) to Angiotech and/or its Affiliates, ***, then Orthovita shall use commercially reasonable efforts to supply such Angiotech-Branded CoStasis Product(s), Supplied Product(s) or R&D Product(s) to Angiotech and its Affiliates in accordance with Section 6.2(c)(i) above. For purposes of this Section 6.2(c)(ii), so long as Orthovita used and is using commercially reasonable efforts to supply such Angiotech-Branded CoStasis Product, Supplied Product or R&D Product (as applicable), a failure by Orthovita to provide such Angiotech-Branded CoStasis Product, Supplied Product or R&D Product (as applicable) will not be deemed a breach under Section 11.2.

(iii) If Orthovita promptly determines and informs Angiotech in writing that it has sound business reasons (which are not inconsistent with the rights and licenses granted to Angiotech hereunder) why it does not wish to provide such commercial supply under Section 6.2(c)(i) or (ii) above upon Angiotech’s or its Affiliates’ request, or if Angiotech provides Orthovita with written notice that Angiotech desires to obtain a commercial supply of Angiotech-Branded CoStasis Product(s), Supplied Product(s) or R&D Product(s) (as applicable) from a Third Party, then:

(A) Orthovita shall promptly, (1) ***, transfer to Angiotech and/or its designee and instruct Angiotech and/or its designee *** any manufacturing technology and know-how that was obtained and/or transferred to Orthovita at any time prior to such transfer to Angiotech and/or its designee) which is relevant to manufacture of such Angiotech-Branded CoStasis Product(s), Supplied Product(s) and/or R&D Product(s) (as applicable); and (2) shall grant to Angiotech, subject to any licenses from Orthovita that may be necessary under Section 2.3(a), *** as a result of such sublicense grant by Orthovita to Angiotech; and

(B) if, at the time of such determination by Orthovita or such written notice by Angiotech, Orthovita is manufacturing for Angiotech a commercial supply of the Angiotech-Branded CoStasis Product(s), Supplied Product(s) and/or R&D Product(s) to be transferred to a Third Party, then (1) the written notice described above shall be given no less than one hundred eighty (180) days in advance; and (2) if such written notice is given by Angiotech, Angiotech (I) shall pay to Orthovita a ***, commercially reasonable transfer fee equal to: *** calculated in accordance with Exhibit C(2); (II) ***; and (III) shall purchase any remaining Product-, Supplied Product-, R&D Product- or Existing Accessory-related raw materials, work-in-process and finished goods ***; and

(C) in any event, Orthovita shall also immediately grant to Angiotech the right to cross-reference and access Regulatory Filings and Regulatory Approvals owned or Controlled by Orthovita that are relevant to the manufacture, use and/or sale of Angiotech-Branded CoStasis Product(s), Supplied Product(s) and/or R&D Product(s).

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

(d) Angiotech’s Inspection.

(i) If Orthovita provides Angiotech-Branded CoStasis Products, Supplied Products or R&D Products to Angiotech pursuant to terms of this Agreement, Angiotech shall have the right to inspect those portions of Orthovita’s facilities where Angiotech-Branded CoStasis Products, Supplied Products or R&D Products are manufactured, handled and stored. Orthovita’s facilities shall be subject to inspection by Angiotech or its representatives upon seventy-two (72) hours prior written notice, but no more than once per Calendar Year and during regular business hours; provided, however, that if such an inspection reveals that Orthovita is not in compliance with its manufacturing, handling or storing obligations with respect to such Angiotech-Branded CoStasis Products, Supplied Products or R&D Products, then Angiotech shall be entitled to inspect Orthovita’s facilities at reasonable intervals until such time as Orthovita is in compliance with such obligations for an entire Calendar Year. For all Angiotech inspection requests under this Section 6.2(d), Orthovita shall promptly respond to Angiotech’s requests for inspection and the Parties shall agree on the time, scope and manner of the inspection. Similar inspection rights of Angiotech shall be included in any commercial manufacturing and supply agreement negotiated by the Parties in accordance with Section 6.2(c) above.

(ii) If Orthovita has engaged one or more Third Parties to manufacture, handle and/or store Angiotech-Branded CoStasis Products, Supplied Products and/or R&D Products, then Orthovita shall use commercially reasonable efforts to obtain for Angiotech a right to inspect those portions of such Third Party’s (or Third Parties’, if applicable) facilities where Angiotech-Branded CoStasis Products, Supplied Products and/or R&D Products are manufactured, handled and stored. If Orthovita is unable to obtain for Angiotech the inspection right set forth in the preceding sentence, then upon Angiotech’s request, Orthovita shall exercise its right to inspect those portions of such Third Party’s (or Third Parties’, if applicable) facilities where Angiotech-Branded CoStasis Products, Supplied Products and/or R&D Products are manufactured, handled and/or stored at the next time that such an inspection by Orthovita is permissible under such Third Party agreement. If Orthovita performs an inspection pursuant to Angiotech’s request (as described in the preceding sentence), Orthovita shall provide Angiotech with a copy of the report of the findings made by Orthovita in any such inspection.

Article 7.

Payments and Reports by Orthovita

7.1 Payments on Sales of Products by Orthovita and its Agents. Subject to the terms and conditions of this Agreement, Orthovita shall pay to Angiotech *** at the royalty rate calculated as set forth in Exhibit C attached hereto (the “Section 7.1 Payment(s)”); provided, however, that sales of all Products provided by Angiotech or its Affiliates to Orthovita under the terms of the Distribution Agreement shall be governed by the terms of the Distribution Agreement, including, without limitation, the royalty rates payable on Net Sales (as defined therein) thereunder.

7.2 Non-Arm’s Length Sales; Non-Cash Sales. On sales of Products made by or on behalf of Orthovita or its Affiliates to Third Parties in other than an arm’s length transaction, and for purposes of determining the corresponding Section 7.1 Payments hereunder, the value of the

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Net Sales attributed under this Article 7 to such a transaction shall be that value which would have been received in an arm’s length transaction. In the case of any sale or other disposal of a Product by or on behalf of Orthovita or its Affiliates to Third Parties for consideration other than cash, such as barter or counter-trade, the value of such non-cash sale or other disposal shall be calculated as described below for such non-cash consideration received, or shall be the fair market price (if higher) of the Product in the country of such non-cash sale or disposal. In the case of receipt by Orthovita or its Affiliates of any non-cash consideration from any sale or other disposal of a Product, the value of such non-cash consideration shall be calculated based on the fair market value of such non-cash consideration received (along with any cash consideration received). If any sale or other disposal of a Product includes both cash and non-cash consideration, then the total value of such consideration shall be allocated among the various components of such transaction in accordance with generally accepted accounting principles.

7.3 Payment Reports. With each payment by Orthovita under Section 7.1 on a Calendar Quarter basis, Orthovita shall include a report certified by Orthovita’s CFO that sets forth accurately and in reasonable detail all such sales, rentals, leases and other disposals of Products by Orthovita and its Affiliates to Third Parties and the calculation of the Section 7.1 Payments due to Angiotech for the applicable Calendar Quarter. Such quarterly payment reports shall include at least the following information:

(a) ***

(b) ***

(c) ***

(d) The amount of Section 7.1 Payments due to Angiotech in accordance with Exhibit C; and

(e) Such other information as may reasonably be requested by Angiotech to the extent reasonably necessary to confirm the amount of Section 7.1 Payments owed to Angiotech hereunder.

7.4 Audit Rights. Angiotech shall have the right, upon reasonable advance written notice, to have Orthovita’s books, records and accounts examined during normal business hours, at Angiotech’s expense. Such audits shall be performed by a qualified independent certified

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

public accountant nominated by Angiotech and reasonably acceptable to Orthovita, and shall be for the sole purpose of verifying the accuracy of Orthovita’s accounting reports and any costs and/or payments incurred or to be incurred, or made or to be made, pursuant to this Agreement (including, without limitation, actual and estimated Cost of Goods, Sales & Marketing Commissions, average sale price, and any transfer price to Angiotech that is calculated therefrom). Such audits may not be performed by Angiotech more than once per Calendar Year; provided, however, that if such an audit reveals that Orthovita is not in compliance with the reporting requirements of Section 7.3, then Angiotech shall be entitled to audit Orthovita’s books, records and accounts at reasonable intervals until such time as Orthovita is again in compliance with the reporting requirements of Section 7.3, including re-audit of books, records and accounts for the same period of time for which an audit was previously conducted by Angiotech. Such accountant shall be instructed not to reveal to Angiotech the details of its review, except for (a) such information as is required to be disclosed under this Agreement and (b) such information presented in a summary fashion as is necessary to report the accountant’s conclusions to Angiotech, and all such information disclosed to Angiotech under this Section 7.4 shall be deemed Confidential Information of Orthovita. If the accountant makes a determination of underpayment by Orthovita, Orthovita shall remit to Angiotech, within thirty (30) days of receiving notice from Angiotech, any underreported amounts, or other amounts due to Angiotech hereunder, together with interest from the original due date for payment, as provided in Section 7.8. ***

7.5 Shortfall in Achieving Minimum Sales. As partial consideration for the exclusive, co-exclusive and non-exclusive licenses granted to Orthovita by Angiotech hereunder, Orthovita agrees to meet a Product Minimum Sales requirement (as set forth in Exhibit D) during each Calendar Year of the Term, commencing with Calendar Year 2006. If Orthovita fails to meet the Minimum Sales requirement in Calendar Year 2006 or any subsequent Calendar Year during the Term (including any extensions to the Term), then Angiotech, within sixty (60) days after the end of the applicable Calendar Year, shall send written notice to Orthovita of such shortfall in achieving such Minimum Sales (“Shortfall”). With respect to the first occurrence of a Shortfall during the Term, Angiotech may, in its sole discretion, (a) demand that, within thirty (30) days after the date of such notice, Orthovita pay to Angiotech a Shortfall payment (“Shortfall Payment”), and (b) if, and only if, Orthovita does not make the Shortfall Payment, Angiotech may, in its sole discretion, ***. With respect to the second or any subsequent Shortfall, Angiotech may, in its sole discretion, ***. Any Shortfall Payment demanded by Angiotech shall be calculated as follows: ***. Notwithstanding anything to the contrary in this Section 7.5, if Orthovita should exhaust its inventory of CoStasis Products provided by Angiotech pursuant to the Distribution Agreement prior to the date upon which Orthovita receives Regulatory Approval in the United States to sell CoStasis Products manufactured by or on behalf of Orthovita and such failure to obtain Regulatory Approval prior to Orthovita’s exhaustion of its inventory of CoStasis Products is due solely to delay on the part of the United States Food and Drug Administration (and such delay is not attributable to an act or omission of Orthovita), then:

(aa) Minimum Sales for Calendar Year 2006 shall be adjusted as follows: ***; and

(bb) Minimum Sales for Calendar Year 2007 shall be adjusted as follows: ***;

***.

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

7.6 Adjustments to Minimum Sales Requirements. Beginning with Calendar Year 2009, the Minimum Sales requirement shall be determined by the Joint Committee within the parameters set forth in Exhibit D. The Minimum Sales requirement shall be determined after taking into consideration ***. If the Parties are unable to reach agreement on determination or adjustment of the Minimum Sales requirement, then the dispute shall be referred to the CFOs of each Party for prompt resolution. Any adjustment to the Minimum Sales requirement agreed upon by the Joint Committee or the CFOs shall be made by written amendment to this Agreement.

7.7 Payments. All payments hereunder shall be made in Dollars. Payments to Angiotech under Section 7.1 for each Calendar Quarter shall be paid within thirty (30) days after the end of the applicable Calendar Quarter during the Term. For conversion of foreign currency to Dollars, such conversion shall be calculated monthly using the conversion rate quoted at www.xe.net on the last business day of the applicable month (or such other source then-used by Orthovita according to its standard accounting procedures and notified in writing to Angiotech). All payments hereunder shall be made in immediately available funds by wire transfer to Angiotech’s account in accordance with the following instructions (unless amended by Angiotech’s written notice):

Beneficiary Bank:

US Bank

1450 5th Avenue

Seattle, WA 98101

Beneficiary account: 1535 908 17380

ABA No: 125000105

For credit to the account of:

Angiotech Pharmaceuticals (US), Inc.

Any taxes or other expenses incurred in the transfer or conversion of foreign currencies to Dollars by or for Orthovita hereunder shall be paid entirely by Orthovita. The report required by Section 7.3 shall accompany each such payment.

7.8 Interest Due. In case of any delay in payment by Orthovita to Angiotech or its designee not occasioned by Force Majeure, interest on the overdue payment shall accrue at an annual interest rate equal to the lesser of: (a) the prime rate as reported in the Money Rates set forth in The Wall Street Journal, plus three (3) percentage points, as determined for each month on the last business day of the previous month, or (b) the maximum amount permitted by law, in either instance assessed from the date that payment initially became due and owing. The foregoing interest shall be due from Orthovita without any special notice, and shall be in addition to any other remedies that Angiotech may have pursuant to this Agreement.

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Article 8.

Regulatory Matters

8.1 No Misstatements, Adulteration or Misbranding. Under no circumstances shall either Party or its Agents knowingly make any false or misleading statements concerning a Product or Accessory, or knowingly adulterate or misbrand a Product or Accessory for sale or distribution.

8.2 Responsibility for Regulatory Approvals and Regulatory Filings.

(a) Existing Regulatory Approvals and Regulatory Filings. All costs associated with Regulatory Filings, and for obtaining and maintaining existing Regulatory Approvals, for Products to be used by or on behalf of Orthovita and/or its Affiliates or to be sold by or on behalf of Orthovita and/or its Affiliates to Third Parties and their indications approved in the Licensed Field (as applicable to a given CoStasis Product or CellPaker Product) in the Territory during the Term, shall be borne ***. Orthovita shall be solely responsible for obtaining the required Regulatory Approvals for the Products and Accessories that Orthovita will manufacture or have manufactured. Angiotech shall be solely responsible for all other Regulatory Filings and obtaining all other required Regulatory Approvals for Angiotech-Branded CoStasis Products, Supplied Products and R&D Products.

(b) Post-Licensure Marketing Studies and Future Indications. During the Term, each Party will notify the Joint Committee if that Party desires to pursue approval for a Future Indication of a Product (any such contemplated pursuit of a Future Indication, a “Proposal”). The Joint Committee shall consider the value of all Proposals (including, without limitation, an evaluation of market analysis, financial projections, costs, resources, responsibilities of the Parties, and timelines). After due consideration (but no later than ninety (90) days after receipt of each such Proposal), the Joint Committee shall accept or reject each such Proposal (such acceptance not to be unreasonably withheld). If the Joint Committee does not accept or reject such Proposal within such 90-day period, the Proposal shall be deemed accepted by the Joint Committee. If the Proposal is rejected by the Joint Committee, then the Joint Committee shall discuss in good faith modifications to the Proposal that would make it acceptable to both Parties. If the Proposal is accepted by the Joint Committee, then the proposing Party may pursue such Proposal on its own and at its sole expense. The Parties shall resolve all disputes related to Proposals pursuant to the procedures described in Section 4.4. Each Party shall be permitted to conduct Post-Licensure Marketing Studies of a Product(s) on its own and at its sole expense, provided that progress reports on the status and clinical results (including, without limitation, Clinical Data pertaining to such Product(s)) of such Post-Licensure Marketing Studies shall be reported to the Joint Committee at their regularly scheduled meetings.

8.3 Clinical Data. To the extent permitted by applicable law, regulations and rules, each Party shall provide to the other Party any and all Clinical Data obtained by such providing Party or its Affiliates, but only to the extent such Clinical Data are related to Products and Accessories, within thirty (30) days of the obtaining or generation of any such Clinical Data. Each Party hereby grants to the other Party cross-reference rights to Regulatory Filings and Regulatory Approvals that include such Clinical Data related to the Products and/or Accessories, together with the right to access the same.

CONFIDENTIAL EXECUTION COPY

8.4 Adverse Events. If either Party becomes aware of any Adverse Event, it shall promptly notify the other Party of such Adverse Event. The Parties shall provide reasonable assistance to each other in evaluating and investigating such Adverse Event. When necessary, Orthovita shall report such Adverse Event arising from administration or use of a Product or Accessory that had been sold by or on behalf of Orthovita and/or its Affiliates to a Third Party to the applicable Regulatory Authority(ies), and Angiotech shall report all other Adverse Events to the applicable Regulatory Authority(ies). The Parties shall comply with any necessary corrective action and with all applicable reporting laws, rules and regulations governing such Adverse Events. Each Party shall provide the other Party with copies of all Adverse Event reports and any required submissions to Regulatory Authorities. The responsible Party shall enter all Adverse Events arising from administration of a Product or use of an Accessory into an industry-accepted database, periodically perform trend analyses, and give the other Party access to the database.

8.5 Product Recalls. In the event that Orthovita or its Agents believe a recall, field alert, Product withdrawal, or field corrective action may be necessary with regard to any Product manufactured by or for Orthovita and/or its Affiliates under this Agreement, Orthovita shall immediately notify Angiotech in writing. With respect to a Product sold by or on behalf of Orthovita and/or its Affiliates to a Third Party, when necessary, Orthovita shall report such recall, field alert, withdrawal, or field corrective action to the applicable Regulatory Authority(ies). With respect to all other Products, and as may be further elaborated in a separately negotiated commercial supply agreement, when necessary, Angiotech shall report such recall, field alert, withdrawal, or field corrective action to the applicable Regulatory Authority(ies). The cost of any such recall, field alert, withdrawal, or field corrective action shall be ***.

8.6 Right of Reference. Angiotech shall permit Orthovita access to and shall grant to Orthovita the right to reference and use, in association with the CoStasis Ingredients, Formulated CoStasis Ingredients, Products and/or Existing Accessories, all Clinical Data pertaining to Products, regulatory filings and regulatory communications associated with any Regulatory Filings and Regulatory Approvals of Angiotech that are related to manufacture, use and/or sale of CoStasis Ingredients, Formulated CoStasis Ingredients, Products and/or Existing Accessories. Orthovita shall permit Angiotech access to and shall grant to Angiotech the right to reference and use, in association with the CoStasis Ingredients, Formulated CoStasis Ingredients, Products and/or Existing Accessories, all Clinical Data pertaining to Products, regulatory filings and regulatory communications associated with any Regulatory Filings and Regulatory Approvals of Orthovita that are related to manufacture, use and/or sale of CoStasis Ingredients, Formulated CoStasis Ingredients, Products and/or Existing Accessories.

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Article 9.

Representations, Warranties and Indemnification

9.1 Each Party. Each Party represents, warrants and covenants that:

(a) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(b) as of the Effective Date, the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party, its officers and directors and does not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

(c) such Party has full power and authority to perform the obligations set forth herein;

(d) such Party is not subject to any order, decree or injunction by a court of competent jurisdiction which may prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(e) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized; and

(f) such Party is and will remain in material compliance with all applicable federal, state and local laws, regulations and orders as they may apply to this Agreement.

9.2 Additional Representations, Warranties and Covenants By Orthovita. Orthovita represents, warrants and covenants that, with respect to all Products and Accessories manufactured by or on behalf of Orthovita for marketing and sale by Orthovita and its Affiliates to Third Parties, all such Products and Accessories (a) will be manufactured, packaged and shipped in accordance with the specifications and applicable federal, state and local laws, regulations and rules; (b) will be free from defects in materials and workmanship; (c) will not be adulterated, tampered with, contaminated, misused or misbranded within the meaning of the Act; and (d) shall not be an article which may not, under the Act, be introduced into interstate commerce. Orthovita further represents, warrants and covenants with respect to all of its activities hereunder (y) that as of the Effective Date none of it, its officers, directors, employees, or Affiliates is debarred under the Generic Drug Enforcement Act or convicted of a crime which could lead to debarment, and it has not knowingly utilized, and will not knowingly utilize, the services of any individual or entity in conducting its manufacturing activities hereunder that has been debarred under the Generic Drug Enforcement Act or convicted of a crime that could lead to debarment; and (z) that its employees shall comply with all safety and environmental procedures, protocols, systems, laws, rules and regulations applicable to or associated with its manufacturing activities hereunder. With respect to any Angiotech-Branded CoStasis Product(s), Supplied Product(s) and/or R&D Product(s) that Orthovita supplies to Angiotech or its Affiliates in accordance with Section 6.2(a) or (b), Orthovita shall make the same representations, warranties and covenants as set forth in clauses (a-d) above, to the extent applicable, unless otherwise expressly modified by the Parties in writing; provided, however, that all references to laws, regulations and rules shall only apply to those laws, regulations and rules of the United States, unless otherwise expressly agreed by the Parties in writing.

CONFIDENTIAL EXECUTION COPY

9.3 Books and Records of Orthovita. Orthovita represents, warrants and covenants that its books, records and accounts pertaining to all of its permitted activities and operations under this Agreement are complete and accurate in all material respects, and have been maintained in accordance with sound and generally accepted accounting principles.

9.4 Representations to Third Parties. Orthovita shall not make any representation or warranty to a Third Party with respect to the Products and Accessories that is more extensive than, or inconsistent with, the representations and warranties set forth in this Article 9 or that is inconsistent with the policies or publications of Orthovita relating to the Products and Accessories.

9.5 Sole Remedy for Non-Conformance. Angiotech’s sole and exclusive remedy under this Agreement for any non-conforming Angiotech-Branded CoStasis Products, Supplied Products and/or R&D Products provided to Angiotech by Orthovita pursuant to Section 6.2(a) or (b) shall be reimbursement of, receipt of credits for, or replacement of such non-conforming Angiotech-Branded CoStasis Products, Supplied Product(s) and/or R&D Products (as applicable), unless otherwise expressly agreed by the Parties in writing. For the avoidance of doubt, other remedies for non-conformance may be provided to Angiotech pursuant to a separately negotiated commercial supply agreement with Orthovita.

9.6 Additional Representations and Warranties of Angiotech. Angiotech hereby represents and warrants to Orthovita as of the Effective Date that:

(a) Exhibit B sets forth a true and complete list of the Licensed Patents owned or Controlled by Angiotech and its Affiliates which are necessary or useful for making, using, selling, offering for sale and importing the Products and/or the Existing Accessories, as each of the foregoing is configured as of the Effective Date; provided that an inadvertent omission from such list may be cured by amending Exhibit B;

(b) Angiotech has not granted to any Third Party any right or license which would conflict in any material respect with the rights and licenses granted to Orthovita hereunder;

(c) Angiotech has not knowingly transferred to Orthovita any Licensed Know-How misappropriated from a Third Party;

(d) To the knowledge of Angiotech’s General Counsel, no lawsuit has been filed against Angiotech or its Affiliates, nor has any Third Party threatened in writing to file a lawsuit against Angiotech or its Affiliates, with respect to the Products and/or the Existing Accessories;

(e) The Licensed Patents and Licensed Know-How are not subject to any litigation, judgments or settlements against or owed by Angiotech or its Affiliates, nor to the knowledge of Angiotech’s General Counsel has Angiotech received written notice of any threats of such litigation;

CONFIDENTIAL EXECUTION COPY

(f) The Licensed Patents are existing and to the knowledge of Angiotech’s General Counsel no issued or granted patents within the Licensed Patents are invalid or unenforceable;

(g) Inventorship of the Licensed Patents has been properly determined according to applicable laws and regulations;

(h) Except as set forth in Exhibit E, Angiotech has not received written notification that the Licensed Patents are the subject of any interference, opposition, reissue or reexamination proceeding;

(i) Angiotech and its Affiliates have complied with applicable laws, rules, regulations, including good manufacturing practices and the Act (if applicable), in their manufacture and commercialization of the Products and/or the Existing Accessories in the Licensed Field; and

(j) Angiotech has not knowingly failed to disclose to Orthovita any material facts regarding: (i) communications to or from any pertinent Regulatory Authority with respect to the Products and/or the Existing Accessories; and (ii) Adverse Events with respect to the Products and/or the Existing Accessories.

9.7 Limitations. THE LIMITED WARRANTIES CONTAINED IN THIS ARTICLE 9 ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES HEREUNDER, AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR OTHER COMMERCIAL OR ECONOMIC LOSS, AND LOSS OR INTERRUPTION OF BUSINESS. THE FOREGOING PROVISION SHALL NOT BE CONSTRUED TO LIMIT A PARTY’S INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT FOR THIRD PARTY CLAIMS WHICH MAY INCLUDE CONSEQUENTIAL, PUNITIVE OR OTHER TYPES OF DAMAGES.

9.8 Indemnification by Orthovita. In each case, other than with respect to Product Liability Claims (the treatment of which is governed exclusively by Section 9.11), Orthovita shall defend, indemnify and hold harmless Angiotech and its Affiliates, employees, officers, agents and directors against any and all loss, damages, action, suit, claim, demand, liability, penalty, expense (including, without limitation, reasonable attorneys’ fees and expenses), bodily injury, death, or property damage (collectively, a “Loss”) resulting from, arising out of, or relating to claims, actions or suits (including a governmental investigation) by Third Parties to the extent arising from:

(a) a breach by Orthovita of any of its covenants, representations or warranties set forth in this Agreement;

CONFIDENTIAL EXECUTION COPY

(b) Orthovita’s uncured breach of its obligations under this Agreement, or Orthovita’s (or its Affiliates’, representatives’, directors’, officers’, employees’ and agents’) negligence or willful misconduct in its performance hereunder; or

(c) improper business practices of Orthovita, as determined by a court or governmental authority having jurisdiction over Orthovita;

provided in each case, however, that the foregoing indemnifications in this Section 9.8 shall not apply to any Loss to the extent such Loss is caused by the negligence or willful misconduct of Angiotech.

9.9 Indemnification by Angiotech. In each case, other than with respect to Product Liability Claims (the treatment of which is governed exclusively by Section 9.11), Angiotech shall defend, indemnify and hold harmless Orthovita and its Affiliates, employees, officers, agents and directors against any and all Losses resulting from, arising out of, or relating to claims, actions or suits (including a governmental investigation) by Third Parties to the extent arising from:

(a) a breach by Angiotech of any of its covenants, representations or warranties set forth in this Agreement;

(b) Angiotech’s uncured breach of its obligations under this Agreement, or Angiotech’s (or its Affiliates’, representatives’, directors’, officers’, employees’ and agents’) negligence or willful misconduct in its performance hereunder;

(c) infringement claims relating to the use of the Angiotech Trademarks provided that Orthovita complies with the reasonable instructions of Angiotech with respect to use and/or cessation of use of such Angiotech Trademarks; or

(d) improper business practices of Angiotech, as determined by a court or governmental authority having jurisdiction over Angiotech;

provided in each case, however, that the foregoing indemnifications in this Section 9.9 shall not apply to any Loss to the extent such Loss is caused by the negligence or willful misconduct of Orthovita.

9.10 Indemnification Procedure. If indemnification for a Loss is sought as a result of any Third Party claim, suit or demand, the Indemnified Party shall: (a) shall give written notice to the Indemnifying Party within fifteen (15) days after receipt by the Indemnified Party of such claim, suit or demand; provided, however, that the failure to give notice within such time period shall not relieve the Indemnifying Party of its obligation to indemnify, unless it shall be materially prejudiced by such failure; (b) permit the Indemnifying Party to assume direction and control of the defense of claims resulting therefrom; and (c) at its own cost and expense, cooperate fully as requested by the Indemnifying Party in the defense of the claims. No offer of settlement, settlement or compromise by the Indemnifying Party shall be binding on an

CONFIDENTIAL EXECUTION COPY

Indemnified Party without its prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement fully releases the Indemnified Party without any liability, loss, cost or obligation incurred by such Indemnified Party. No offer of settlement, settlement or compromise by the Indemnified Party shall be binding on an Indemnifying Party without its prior written consent (which consent shall not be unreasonably withheld or delayed).

9.11 Product Liability Claims.

(a) Notwithstanding the foregoing Sections 9.8 and 9.9, the Parties’ responsibilities with respect to Product Liability Claims shall be governed by this Section 9.11.

(b) Angiotech and Orthovita shall jointly conduct all Third Party litigation relating to any Product Liability Claim. If the Parties agree that only one of them will defend such Third Party action relating to a Product Liability Claim, the other Party and its Affiliates shall assist and cooperate in any such litigation at the defending or prosecuting Party’s reasonable request.

(c) *** No offer of settlement, settlement or compromise by either Party shall be binding without the prior written consent of both Parties (which consent shall not be unreasonably withheld or delayed).

9.12 Insurance. Each Party shall, at its own cost, maintain comprehensive general liability insurance, including broad form contractual liability and product liability coverages, in amounts and subject to deductibles customary in the medical device industry and sufficient to cover its obligations under this Agreement, but in no event less than Five Million Dollars ($5,000,000) in coverage. Each Party shall maintain such insurance during the Term and thereafter for a period of two (2) years. Each Party, upon request, shall provide the other Party with a certificate of insurance as evidence of such coverages, and shall give the other Party at least thirty (30) days notice of any cancellation, termination or change in such insurance. Such insurance shall (a) be issued by a reputable, financially sound company; (b) provide that the insurance company will endeavor to provide at least thirty (30) days notice of cancellation, non-renewal or material change of coverage to both Angiotech and Orthovita, but its failure to do so shall impose no penalty or additional obligations under this Agreement; and (c) contain a severability of interest or separation of the insureds provision, affording defense and coverage for an insured in the event of a claim brought by another insured. All of the foregoing liability policies shall be primary and non-contributory. Nothing in this Section 9.12 regarding insurance coverage amounts shall be deemed or interpreted as a limitation on the indemnities set forth in this Agreement.

9.13 Employee Safety. Each Party shall be solely responsible for the safety of its own employees, Agents, and independent contractors with respect to its performance under this Agreement, and each shall hold the other Party harmless with regard to any liability for damages or personal injuries resulting from acts of its respective employees, Agents, and independent contractors.

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Article 10.

Intellectual Property

10.1 Patent Applications and Foreign Filing. Angiotech shall file, prosecute and maintain in force (a) any and all patents and patent applications included in the Licensed Patents, (b) any and all patent and patent applications related to any CoStasis Ingredient Improvement (“CoStasis Ingredient Improvement Patents”), and (c) any and all patent and patent applications related to any Angiotech Improvements licensed to Orthovita hereunder (“Angiotech Improvement Patents”). The filing, prosecution and maintenance of patents and patent applications pursuant to this Section 10.1 shall be done through patent counsel selected by Angiotech. To the extent Angiotech has the right to do so, Angiotech will keep Orthovita reasonably informed of all significant patent matters relating to the Licensed Patents, CoStasis Ingredient Improvement Patents and Angiotech Improvement Patents within the Licensed Field as they relate to Products or Existing Accessories, and will give Orthovita a reasonable opportunity to review and provide input on the prosecution of applications within the Licensed Patents, CoStasis Ingredient Improvement Patents and Angiotech Improvement Patents, to the extent such prosecution is pertinent to Products or Existing Accessories in the Licensed Field. For the avoidance of doubt, Angiotech may take ministerial and non-material procedural actions regarding the Licensed Patents, CoStasis Ingredient Improvement Patents and Angiotech Improvement Patents without obtaining prior input from Orthovita.

10.2 Notification of Infringement.

(a) By Orthovita. With respect to any Licensed Patents, CoStasis Ingredient Improvement Patents and Angiotech Improvement Patents, Orthovita shall promptly notify Angiotech in writing of any alleged or threatened infringement of such Licensed Patents, CoStasis Ingredient Improvement Patents and Angiotech Improvement Patents of which it becomes aware, and shall provide to Angiotech available evidence thereof.

(b) By Angiotech. With respect to any Licensed Patents, CoStasis Ingredient Improvement Patents and Angiotech Improvement Patents in the Licensed Field, Angiotech shall promptly notify Orthovita in writing of any alleged or threatened infringement of such Licensed Patents, CoStasis Ingredient Improvement Patents and Angiotech Improvement Patents of which it becomes aware, and shall provide to Orthovita available evidence thereof.

10.3 Defense and Enforcement of Patents.

(a) Defense of Declaratory Judgment Action. In the event of an assertion of invalidity or unenforceability of Licensed Patents, CoStasis Ingredient Improvement Patents and Angiotech Improvement Patents, Angiotech shall have the *** right to defend such assertion, but to the extent such assertion relates to Products in the Licensed Field, Angiotech shall ***.

(b) Non-Litigation Actions ***. Angiotech shall have the *** right, ***, to take actions to terminate any alleged infringement identified pursuant to Section 10.2 without litigation with respect to Licensed Patents and CoStasis Ingredient Improvement Patents (including the ***); provided, however, where such alleged infringement involves the Licensed Patents and/or CoStasis Ingredient Improvement Patents within the Orthopedic Hemostat Field,

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

CONFIDENTIAL EXECUTION COPY

***.

(c) Action within the Licensed Field.

(i) Angiotech shall have the *** right (subject to Section 10.3(c)(ii)), ***, to commence and control any legal action or proceeding, or the filing of any counterclaim, related to any alleged infringement of the Licensed Patents and/or CoStasis Ingredient Improvement Patents (“Action”) within the Licensed Field. In the event that Angiotech elects, ***, to undertake such an Action, Orthovita agrees to reasonably cooperate with Angiotech, including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Action, including, but not limited to, consenting to be joined as a Party plaintiff in such Action. Angiotech shall control such Action, and Angiotech may enter into settlements, stipulated judgments or other arrangements respecting such infringement; provided, however, Angiotech shall ***. Angiotech shall keep Orthovita reasonably apprised of the progress of any such Action. Orthovita may, at its option and ***, be represented by counsel of its choice, but ***.

(ii) If, within one hundred twenty (120) days after discovering or being notified by Orthovita in writing of an alleged infringement that would be the basis of a potential Action solely within the Orthopedic Hemostat Field, Angiotech declines to commence an Action, then Orthovita shall have the right, but not the obligation, to commence an Action with respect to such alleged infringement within the Orthopedic Hemostat Field (“Declined Action”); provided that prior to commencing any such Declined Action, Orthovita shall reasonably consider Angiotech’s reasons for declining to commence the Action. In the event that Orthovita elects, in its sole discretion, to commence such Declined Action, (A) Orthovita shall reasonably consider Angiotech’s input with respect to such Declined Action; and (B) Angiotech agrees to reasonably cooperate with Orthovita, including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Declined Action, such as consenting to be joined as a party plaintiff in such Declined Action, ***. Orthovita shall keep Angiotech reasonably apprised of the progress of any such Declined Action. Angiotech may, at its option and ***, be represented by counsel of its choice, but ***.

(iii) With respect to an Action that is not a Declined Action, if, within one hundred twenty (120) days after discovering or being notified by Orthovita in writing of an alleged infringement that would be the basis of a potential Action solely within the Licensed Field, Angiotech declines to commence an Action, then Orthovita shall have the right, but not the obligation, to present such issue to the Joint Committee for discussion and resolution. In resolving such issue, the Joint Committee shall consider, without limitation, ***, and after a detailed analysis of the alleged infringement, the likelihood that any Licensed Patent is or would be infringed in the Licensed Field. In the event that the Joint Committee determines that such alleged infringement is or would be reasonably expected to have a material adverse effect on the

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

CONFIDENTIAL EXECUTION COPY

sales of Products by Orthovita and its Affiliates in the Licensed Field, the Joint Committee may consider ***, in order to reasonably and fairly compensate Orthovita for any material adverse effect on Orthovita and its Affiliates of such ongoing alleged infringement in the Licensed Field.

(iv) Recoveries. In any Action or Declined Action pursuant to this Section 10.3, any damages or other recovery, including compensatory and other non-compensatory damages or recovery actually received from a Third Party, shall be allocated first to ***.

Article 11.

Term and Termination

11.1 Term. The term of this Agreement shall be for a period commencing on the Effective Date and ending on December 31, 2014, unless extended by mutual agreement of the Parties in accordance with this Agreement (the “Term”). At least six (6) months prior to expiration of the then-current Term, the Parties will meet to discuss in good faith whether the then-current Term will be extended by mutual agreement. However, this Agreement shall automatically terminate at the end of the then-current Term unless the Parties mutually agree in writing to extend such Term prior to the expiration date. Notwithstanding the foregoing, this Agreement may be terminated earlier in accordance with the provisions of this Article 11 or as expressly provided elsewhere in this Agreement (including, without limitation, Section 7.5).

11.2 Angiotech’s Right to Terminate for Orthovita’s Breach. Angiotech shall have the absolute right to terminate this Agreement upon thirty (30) days prior written notice to Orthovita if Orthovita fails to perform or breaches, in any material respect, any term or provision of this Agreement; provided, however, that such termination shall become effective only if Orthovita shall fail to remedy or cure the breach within such thirty (30) day period, or to initiate a remedy or cure within such period if it is not practicable to complete the cure in such period. Without limiting the events which may constitute a breach or material breach of this Agreement by Orthovita, Orthovita understands and agrees that it shall be in material breach of this Agreement, and Angiotech shall have the right to terminate this Agreement under this Section 11.2 (subject to the applicable cure period), if Orthovita fails or refuses to pay to Angiotech any undisputed payment when due.

11.3 Orthovita’s Remedy for Angiotech’s Breach. If Angiotech fails to perform or breaches, in any material respect, any term or provision of this Agreement, Orthovita shall notify the Joint Committee of such failure or breach, and the Joint Committee shall determine reasonable, demonstrable damages actually suffered or incurred by Orthovita for any such failure or breach. If the Joint Committee cannot mutually agree upon such determination, or upon whether Angiotech has failed to perform or has breached, then such dispute shall be resolved pursuant to Section 4.4. At the time that such damages (if any) are finally determined, then Orthovita shall have the right to suspend the Section 7.1 Payments under this Agreement; provided, however, that such suspension shall be effective only for the period of time sufficient to compensate for such damages.

11.4 Each Party’s Right to Terminate for Insolvency. Each Party shall have the absolute right to terminate this Agreement in the event the other Party becomes insolvent, or if

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

there is instituted by or against the other Party procedures in bankruptcy that are not dismissed within sixty (60) days, or under insolvency laws or for reorganization, receivership or dissolution.

11.5 ***

11.6 ***

11.7 Effects of Expiration or Termination. Upon expiration or termination of this Agreement for any reason, the following provisions shall apply:

(a) subject to this Section 11.7 and Section 11.9, all rights and licenses granted to either Party hereunder shall terminate;

(b) if Angiotech terminates this Agreement pursuant to Section 7.5, 11.2, 11.4, 11.5 or 11.6:

(i) Orthovita shall promptly negotiate with Angiotech in good faith regarding commercially reasonable terms and conditions for the grant to Angiotech of rights and licenses (and sublicenses, if applicable), with a right to further sublicense, under intellectual property (including, without limitation, patents, patent applications, know-how, tangible materials, designs, molds, customer lists, vendor lists, data, manuals, schematics and Confidential Information) owned or Controlled by Orthovita pertaining to (A) Orthovita Improvements that have been incorporated into the CoStasis Ingredients, Formulated CoStasis Ingredients, Products and/or Accessories which are being made, sold or offered for sale in the Licensed Field under this Agreement at the date of Angiotech’s termination notice, and (B) all CoStasis Ingredients, Formulated CoStasis Ingredients, Products and/or Accessories, and all raw materials, components or intermediates related to any of the foregoing, that are not described by the preceding clause (A) which are being made, sold or offered for sale in the Licensed Field under this Agreement at the date of such termination notice, such that Angiotech and its Affiliates have all necessary rights and licenses under such intellectual property of Orthovita to manufacture (itself or through Third Party(ies) contractually bound to Angiotech), use, distribute, promote, market, sell, offer for sale, export and import all CoStasis Ingredients, Formulated CoStasis Ingredients, Products or Accessories which are being made, sold or offered for sale in the Licensed Field under this Agreement at the date of such termination notice; and

(ii) to the extent that Angiotech obtains such rights and licenses described in clause (i) above, for a period of *** after the effective date of termination, Orthovita shall manufacture and supply to Angiotech all CoStasis Ingredients, Formulated CoStasis Ingredients, Products and Accessories which are being made, sold or offered for sale in the Licensed Field under this Agreement at the date of such termination notice, wherein Angiotech’s transfer price for such CoStasis Ingredients, Formulated CoStasis Ingredients, Products and Accessories shall be determined in accordance with the method(s) used hereunder to determine the transfer price for commercial supply of other products provided by Orthovita to Angiotech hereunder;

(c) upon expiration of this Agreement, Angiotech shall have an option to negotiate with Orthovita to obtain on commercially reasonable terms a license to intellectual

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

property owned or Controlled by Orthovita that is (i) related to CoStasis Ingredients, Formulated CoStasis Ingredients, Products or Accessories (including any Improvements to any of the foregoing), and (ii) existing as of the date of such expiration, such that Angiotech has all necessary and useful rights and licenses under such additional intellectual property of Orthovita to make, use, distribute, promote, market, sell, offer for sale, export and import CoStasis Ingredients, Formulated CoStasis Ingredients, Products or Accessories (including any Improvements to any of the foregoing) which are being made, sold or offered for sale in the Licensed Field under this Agreement at the date of such expiration; and

(d) if this Agreement expires or is terminated by Angiotech pursuant to Section 7.5, 11.2, 11.4, 11.5 or 11.6, Orthovita shall (i) ***, (ii) transfer to Angiotech advertising or promotional materials and training materials that were used in conjunction with the Products and Accessories prior to such expiration or termination, and (iii) ***.

11.8 Manufacturing Technology Transfer. Upon expiration or termination of this Agreement for any reason, Orthovita shall discontinue any manufacturing of Products, Supplied Products, R&D Products and Existing Accessories. Orthovita shall immediately grant Angiotech the right to cross-reference and access Regulatory Filings and Regulatory Approvals owned or Controlled by Orthovita that are related to the manufacture, use and/or sale of Products, Supplied Products, R&D Products and/or Accessories (as applicable), and shall transfer to Angiotech within *** after the date of expiration or termination to facilitate Angiotech’s manufacture of Products and Existing Accessories (and to the extent Angiotech has rights to New Accessories under Section 11.7(b) and/or (c), to facilitate Angiotech’s manufacture of New Accessories) *** relating to the Products, Supplied Products, R&D Products and/or Accessories (as applicable). Notwithstanding the foregoing, if this Agreement expires or is terminated by Angiotech pursuant to Section 7.5, 11.2, 11.4, 11.5 or 11.6, for a period not to exceed *** after the date of expiration or termination of this Agreement, Orthovita shall continue to manufacture and supply to Angiotech on commercially reasonable terms those Products, Supplied Products, R&D Products and Accessories that Orthovita (or its Third-Party manufacturer) was manufacturing for and supplying to Angiotech as of the date of expiration or termination of this Agreement.

11.9 Post-Termination Sale of Inventory. During the *** period following expiration or termination of this Agreement, any inventory of Products held by Orthovita at such expiration or termination may be sold by Orthovita to customers in the Licensed Field in the Territory in the ordinary course; provided, however, that for the period required to liquidate such inventory, all of the provisions contained herein governing Orthovita’s performance obligations and Angiotech’s rights shall remain in effect. In order to accelerate the liquidation of any such inventory, Angiotech has the right, but not the obligation, to purchase all or any part of such remaining inventory of Products ***.

11.10 Survival. The expiration or termination of this Agreement shall not affect (i) the rights or obligations of either Party hereto which shall have accrued hereunder prior to such expiration or termination, and (ii) the rights and obligations of the Parties at law or in equity which, from the context thereof, are intended to survive termination or expiration of this Agreement. Without limiting the foregoing sentence, the provisions of Article 1, to the extent definitions are embodied in the following listed Articles and Sections of this Agreement; Sections 2.3(a)(i); 2.3(b)(i); 2.3(c) (first sentence); 2.4; 2.6; 2.7; 4.4 (with respect to disputes

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

arising during the Term that have not been resolved); 5.4; 7.4; 7.7; 7.8; 8.4; 8.5; 9.2 (to the extent that Orthovita manufactures Products for Angiotech after expiration or termination pursuant to Section 11.7 or 11.8); 9.5; 9.7; 9.8; 9.9; 9.10; 9.11; 9.12; 9.13; 11.7; 11.8; 11.9 (and for so long as 11.9 survives, the following Sections survive: 3.3; 3.4; 3.5; 7.1; 7.2; 7.3; 9.3); 11.10 and 12.1; and Articles 13-25, and the rights and obligations of the Parties thereunder shall survive the expiration or termination of this Agreement.

Article 12.

Trademarks

12.1 Ownership; Permitted and Required Uses. All Orthovita Trademarks used in connection with the Products and Accessories sold by or on behalf of Orthovita to Third Parties, and the goodwill associated with such Orthovita Trademarks, are and shall remain the sole and exclusive property of Orthovita and/or its Affiliates. All Angiotech Trademarks used in connection with the Products (including Angiotech-Branded CoStasis Products) and Accessories, and the goodwill associated with such Angiotech Trademarks, are and shall remain the sole and exclusive property of Angiotech.

12.2 Right to Review and Approve Trademark Usage. Each Party retains the right to review and approve all intended uses of the Trademarks of such Party in any packaging, inserts, labels, promotional or other materials relating to the Products prior to the other Party’s actual use thereof. To the extent permitted by applicable laws, regulations and rules, all Product promotional materials and labeling affixed to the Products shall contain the Angiotech Trademark ANGIOTECHKNOWLEDGY® (or another Angiotech Trademark substituted therefor in Angiotech’s sole discretion), in a position of equivalent prominence and emphasis as the Orthovita Trademarks.

12.3 Use of Other Party’s Trademarks. Each Party agrees to use the Trademarks of the other Party in full compliance with the rules prescribed from time to time by such other Party. The Trademarks of the other Party shall always be used together with the symbol “®“ or the symbol “™“, as appropriate. Neither Party may use any Trademark of the other Party as part of any corporate name or with any prefix, suffix or other modifying word, term, design or symbol, except as approved in advance by the owning Party. In addition, neither Party may use any Trademark of the other Party in connection with the sale of any unauthorized product or service or in any other manner not explicitly authorized in writing by the owning Party. Certain authorized Trademark uses are set forth in Section 3.4.

12.4 Infringement. Orthovita shall notify Angiotech immediately upon learning of any infringement of, or threatened or presumed infringement of, or challenge to Orthovita’s use of, any Angiotech Trademark. Angiotech shall investigate any alleged violation of the Angiotech Trademarks and, if necessary, shall take the appropriate legal action to resolve the issue and to prevent other competitors from infringing on said intellectual property rights within the Territory. Angiotech shall have sole and absolute discretion to take such action with respect to the Angiotech Trademarks as it deems appropriate. Angiotech shall notify Orthovita immediately upon learning of any infringement of, or threatened or presumed infringement of, or challenge to Angiotech’s use of, any Orthovita Trademark. Orthovita shall investigate any

CONFIDENTIAL EXECUTION COPY

alleged violation of the Orthovita Trademarks and, if necessary, shall take the appropriate legal action to resolve the issue and to prevent other competitors from infringing on said intellectual property rights within the Territory. Orthovita shall have sole and absolute discretion to take such action with respect to the Orthovita Trademarks as it deems appropriate.

12.5 Remedies. In the event of a breach or threatened breach by either Party of the provisions of this Article 12, the non-breaching Party is entitled to an injunction or injunctions to prevent such breaches. Nothing herein shall be construed as prohibiting the non-breaching from pursuing other remedies available to it for such breach or threatened breach of this Article 12, including the recovery of damages from the breaching Party.

Article 13.

Confidential Information

13.1 General. All disclosures of Confidential Information related to the subject matter of this Agreement made after the Effective Date shall be governed by this Agreement, and all disclosures of Confidential Information related to the subject matter of this Agreement, made before the Effective Date shall be governed by the Mutual Confidentiality Agreement between the Parties, dated February 9, 2004, or the Distribution Agreement. Both Parties recognize and acknowledge that each will have access to confidential information and trade secrets, including know-how, of the other and other entities doing business with each Party relating to research, development, manufacturing, marketing, financial and other business-related activities (“Confidential Information”). Such Confidential Information constitutes valuable, special and unique property of each Party and/or other entities doing business with each Party. Other than as is necessary to perform the terms of this Agreement, neither Party shall, during and after the Term, make any use of such Confidential Information, or disclose any of such Confidential Information to any person or firm, corporation, association or other entity, for any reason or purpose whatsoever, except as specifically allowed in writing by an authorized representative of the other. In the event of a breach or threatened breach by either Party of the provisions of this Article 13, each Party shall be entitled to an injunction restraining the other from disclosing and/or using, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting either Party from pursuing other remedies available to it for such breach or threatened breach of this Article 13, including the recovery of damages from the other. The above does not apply to information or material that (a) was known to the public or generally available to the public prior to the date it was received by either Party; (b) is rightfully acquired by the receiving Party from a Third Party that is not under a confidentiality restriction on disclosure or use; (c) was already known to the receiving Party prior to receipt from the disclosing Party as evidenced by written records; or (d) is required to be disclosed by law or court order or in periodic reports to the Securities and Exchange Commission or to any Regulatory Authority, provided that notice of the disclosure requirement is promptly delivered to the disclosing Party in order to provide the disclosing Party with an opportunity to challenge or limit the disclosure obligations. With respect to disclosures required under Section 13.1(d), the receiving Party, to the extent legally permissible, also shall provide the disclosing Party, in advance of any such disclosure, with a list of any Confidential Information the receiving Party intends to disclose (and, if applicable, the text of the disclosure language itself) and to reasonably cooperate with the disclosing Party to the extent it may seek to limit such disclosure, including, if requested, taking reasonable steps to resist or avoid any such disclosure.

CONFIDENTIAL EXECUTION COPY

13.2 Terms of this Agreement. Except as permitted pursuant to Section 13.1, neither Party shall disclose any of the terms or conditions set forth in this Agreement without the prior written consent of the other Party.

Article 14.

Force Majeure

14.1 Event of Force Majeure. Neither Orthovita nor Angiotech shall have any liability hereunder if either is prevented from performing any of its obligations hereunder by reason of any factor beyond its control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof (“Force Majeure”). Such affected Party shall give to the other Party prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each Party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon both Party’s obligations under this Agreement. Should the Force Majeure continue for more than six (6) months, then the other Party shall have the right to cancel this Agreement and the Parties shall seek an equitable agreement on the Parties’ reward of interests.

14.2 Monetary Payments Not Excused. The Parties agree that any obligation to pay money under this Agreement is never excused by Force Majeure.

Article 15.

Amendment

15.1 Executed in Writing. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. No modification, alteration, addition or change in the terms hereof shall be binding on either Party hereto unless reduced to writing and executed by the duly authorized representative of each Party.

Article 16.

Entire Agreement

16.1 Entire Agreement. Except for the Distribution Agreement and the Mutual Confidentiality Agreement between the Parties, dated February 9, 2004, all of which shall continue to be governed by their terms and shall govern disclosures of confidential information and other matters related or unrelated to the subject matter of this Agreement (as applicable), this Agreement and all exhibits attached hereto represent the entire agreement between the Parties and shall supersede any and all prior agreements, understandings, arrangements, promises, representations, warranties, and/or any contracts of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, which may have been entered into prior to the execution hereof between the Parties, their officers, directors or employees as to the subject matter hereof. Neither of the Parties hereto has relied upon any oral representation or oral information given to it by any representative of the other Party.

CONFIDENTIAL EXECUTION COPY

16.2 Invalid or Unenforceable Provision. Should any provision of this Agreement be rendered invalid or unenforceable, it shall not affect the validity or enforceability of the remainder of this Agreement. To the extent practicable, the Parties shall replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable laws, rules or regulations.

Article 17.

Assignment

17.1 Rights and Limitations. Neither this Agreement nor any of the rights or obligations of either Party hereunder shall be transferred or assigned by such Party without the prior written consent of the other Party, executed by a duly authorized officer of such Other Party. Notwithstanding the foregoing, (a) Angiotech may assign this Agreement, without the consent of Orthovita, (i) in part or in whole to any of its Affiliates, if Angiotech remains liable for the full performance of its Affiliates’ obligations hereunder, and (ii) in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates, or in the event of its merger or consolidation with, acquisition by, or sale to another company (including an Affiliate of Angiotech); and (b) subject to Orthovita’s compliance with Article 7, Orthovita may assign this Agreement, without the consent of Angiotech, (i) in part or in whole to any of its Affiliates, if Orthovita remains liable for the full performance of its Affiliates’ obligations hereunder, and (ii) in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates, or in the event of its merger or consolidation with, acquisition by, or sale to another company (including an Affiliate of Orthovita).

Article 18.

Governing Law

18.1 New York Law. It is expressly agreed that the validity, performance and construction of this Agreement shall be governed by the laws and jurisdiction of the state of New York, without regard to its conflicts of laws provisions.

Article 19.

Notices

19.1 Notice Requirements. Any notice required or permitted to be given under this Agreement by one of the Parties to the other shall be given for all purposes by delivery in person, registered air-mail, commercial courier services, postage prepaid, return receipt requested, or by fax addressed to:

CONFIDENTIAL EXECUTION COPY

If to Angiotech:	Angiotech Pharmaceuticals (US), Inc.
101 W. North Bend Way, Suite 201
PO Box 2840
North Bend, WA, U.S.A. 98045
Fax No. (425) 831-3091
Attention: General Counsel

With a copy to:	Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC, Canada V6A 1B6
Fax No. (604) 221-2330
Attention: General Counsel
Attention: Vice President, Business Development

If to Orthovita:	Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA, U.S.A. 19355
Fax No. (610) 640-2603
Attention: President and CEO

Article 20.

Waiver

20.1 No Waiver. Neither Orthovita’s nor Angiotech’s failure to enforce at any time any of the provisions of this Agreement or any right with respect thereto, shall be considered a waiver of such provisions or rights or in any way affect the validity of same. Neither Orthovita’s nor Angiotech’s exercise of any of its rights shall preclude or prejudice either Party thereafter from exercising the same or any other right it may have, irrespective of any previous action by either Party.

Article 21.

Arbitration

21.1 Arbitration Procedure. Except as expressly provided otherwise herein, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, the operations carried out under this Agreement or the relationship of the Parties created under this Agreement, shall be exclusively and finally settled by confidential arbitration, and any Party may submit such a dispute, controversy or claim to arbitration. The arbitration proceeding shall be held at the location of the non-instituting Party in the English language and shall be governed by the rules of the American Arbitration Association (the “AAA”) as amended from time to time. Any procedural rule not determined under the rules of the AAA shall be determined by the laws of New York, other than those laws that would refer the matter to another jurisdiction. Notwithstanding any other provision to the contrary contained herein, any disputes or claims relating to the validity, construction, scope, enforceability, or infringement of any Licensed Patent covered by this Agreement, and any disputes, claims or legal actions arising under Article 13 (Confidential Information), are not required to be submitted to arbitration pursuant to this Section 21.1, and may be resolved by a court of competent jurisdiction located in New York, New York.

CONFIDENTIAL EXECUTION COPY

21.2 Arbitrator. A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties cannot reach agreement on an arbitrator within forty-five (45) days of the submission of a notice of arbitration, the appointing authority for the implementation of such procedure shall be the AAA, who shall appoint an independent arbitrator who does not have any financial or conflicting interest in the dispute, controversy or claim. If the AAA is unable to appoint, or fails to appoint, an arbitrator within ninety (90) days of being requested to do so, then the arbitration shall be heard by three (3) arbitrators, one selected by each Party within thirty (30) days of being required to do so, and the third promptly selected by the two arbitrators selected by the Parties.

21.3 Decision. The arbitrator(s) shall announce the award and the reasons therefor in writing within six (6) months after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the Parties may agree upon in writing. The decision of the arbitrator(s) shall be final and binding upon the Parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator(s), each Party involved in the arbitration shall bear the expense of its own counsel, experts and presentation of proof, and the expense of the arbitrator and the AAA (if any) shall be divided equally among the Parties to the arbitration.

Article 22.

Interpretation

22.1 Headings. The headings in this Agreement are inserted for convenience only and shall not affect its construction.

22.2 Singular Includes Plural. Where appropriate, the terms defined in Article 1 and denoting a singular number only shall include the plural and vice versa.

22.3 References to Law. References to any law, regulation, statute or statutory provision includes a reference to the law, regulation, statute or statutory provision as from time to time amended, extended or re-enacted.

Article 23.

Exhibits

23.1 Integral Part. Any and all schedules or exhibits referred to herein shall be considered an integral part of this Agreement.

Article 24.

Binding Effect

24.1 Successors. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

CONFIDENTIAL EXECUTION COPY

Article 25.

Counterparts; Facsimile

25.1 Execution of Agreement. This Agreement may be executed by original or facsimile signature in several counterparts, all of which shall be deemed to be originals, and all of which shall constitute one and the same Agreement. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[SIGNATURE PAGE FOLLOWS]

CONFIDENTIAL EXECUTION COPY

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of March 20, 2006 to be effective as of the Effective Date.

ANGIOTECH PHARMACEUTICALS (US), INC.		ORTHOVITA, INC.

By:	/s/ Thomas Bailey	By:	/s/ Antony Koblish
Name:	Thomas Bailey	Name:	Antony Koblish
Title:	VP Business Development	Title:	President & CEO

SIGNATURE PAGE TO LICENSE AGREEMENT

CONFIDENTIAL EXECUTION COPY

Exhibit A

Description of Products

CoStasis® Surgical Hemostat product

Description:	A sterile suspension of bovine collagen and bovine thrombin in calcium chloride.

Indications:	As described in the label and instruction for use approved by the Regulatory Authority, IFU revision dated as of February 2002, as attached hereto.

Administration:	The CoStasis( Surgical Hemostat product is supplied in one syringe, and at the time of administration is mixed with an aliquot of plasma obtained from the patient that is contained in a second syringe. The patient plasma serves as a source of fibrinogen, which in the presence of collagen and thrombin forms a collagen-reinforced fibrin clot.

Unit Dose Package:	Includes disposable parts consisting of a ported pouch, sterile delivery set in trays and a CoStasis Surgical Hemostat syringe.

CellPaker® Plasma Collection System

Description:	A needle-less syringe device for drawing blood from a human for direct placement into a centrifuge for centrifuging to separate plasma from red and white blood cells.

EXHIBIT A TO LICENSE AGREEMENT

CONFIDENTIAL EXECUTION COPY

Exhibit B

Licensed Patents

***

EXHIBIT B TO LICENSE AGREEMENT

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Exhibit C

Financials

***

EXHIBIT C TO LICENSE AGREEMENT

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Exhibit D

Minimum Sales

Calendar Year	Minimum Sales
2006	*** of Net Sales*
2007	*** of Net Sales
2008	*** of Net Sales
2009 and thereafter	As determined by the Joint Committee, but in no event less than ***.

Minimum Sales apply to Net Sales of CoStasis Products and CellPaker Products anywhere in the Territory.

*	For the avoidance of doubt, Net Sales of Products provided by Angiotech or its Affiliates to Orthovita under the terms of the Distribution Agreement shall be included solely for purposes of calculating Minimum Sales for Calendar Year 2006.

EXHIBIT D TO LICENSE AGREEMENT

CONFIDENTIAL EXECUTION COPY

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.

Exhibit E

Exception to Section 9.6(h)

***

***	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406.